EXHIBIT 10.1

February 5, 2013

AMENDMENT NO. 1

TO CREDIT AGREEMENT and OTHER LOAN DOCUMENTS

dated as of

December 28, 2012,

among

LMI AEROSPACE, INC.,

as Borrower,

The Lenders Party Hereto

and

ROYAL BANK OF CANADA,

as Administrative Agent

and

RBC CAPITAL MARKETS*

and

WELLS FARGO SECURITIES, LLC

as

Joint Lead Arrangers and Bookrunners

and

WELLS FARGO BANK, NATIONAL ASSOCIATION
as
Syndication Agent
*
RBC Capital Markets is a brand name for the capital markets activities of Royal Bank of Canada and its affiliates.

AMENDMENT NO. 1 TO CREDIT AGREEMENT AND OTHER LOAN DOCUMENTS, dated as of February 5, 2013 (this “Amendment”), among LMI AEROSPACE, INC., a Missouri corporation (the “Borrower”), the Lenders party hereto and ROYAL BANK OF CANADA, as administrative agent (in such capacity, the “Administrative Agent”) for the Lenders (such capitalized term and, unless otherwise specified, all other capitalized terms not otherwise defined herein shall have the meanings set forth in the Credit Agreement referred to below).

WHEREAS, the Borrower, the Lenders and the Administrative Agent and the other parties named therein, are party to that certain Credit Agreement, dated as of December 28, 2012 (as amended, amended and restated, supplemented or otherwise modified from time to time the “Credit Agreement”);

WHEREAS, the Borrower, each other Loan Party and the Administrative Agent are party to that certain Collateral Agreement, dated as of December 28, 2012 (as amended, amended and restated, supplemented or otherwise modified from time to time the “Collateral Agreement”);

WHEREAS, the Borrower, each Guarantor and the Administrative Agent are party to that certain Guarantee Agreement, dated as of December 28, 2012 (as amended, amended and restated, supplemented or otherwise modified from time to time the “Guarantee Agreement”); and

WHEREAS, the Borrower and the Lenders party hereto have agreed to amend the Credit Agreement, the Collateral Agreement and the Guarantee Agreement, but only on the terms and conditions herein set forth;

NOW, THEREFORE, in consideration of the premises and covenants contained herein and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto, intending to be legally bound hereby, agree as follows:

Section 1. Credit Agreement Amendments.

Section 1.1. The Credit Agreement is, effective as of the Amendment No. 1 Effective Date (as defined below), hereby amended to delete the stricken text (indicated textually in the same manner as the following example: ~~stricken text~~) and to add the double-underlined text (indicated textually in the same manner as the following example: double-underlined text) as set forth in the pages of the Credit Agreement attached as Exhibit A hereto, except that any Schedule or Exhibit to the Credit Agreement not amended pursuant to the terms of this Amendment or otherwise included as part of said Exhibit A shall remain in effect without any amendment or other modification thereto.

Section 2. Collateral Agreement Amendments.

Section 2.1. The Collateral Agreement is, effective as of the Amendment No. 1 Effective Date, hereby amended to delete the stricken text (indicated textually in the same manner as the following example: ~~stricken text~~) and to add the double-underlined text (indicated textually in the same manner as the following example: double-underlined text) as set forth in the pages of the Collateral Agreement attached as Exhibit B hereto, except that any Schedule or Exhibit to the Collateral Agreement not amended pursuant to the terms of this Amendment or otherwise included as part of said Exhibit B shall remain in effect without any amendment or other modification thereto.

Section 3. Guarantee Agreement Amendments.

Section 3.1. The Guarantee Agreement is, effective as of the Amendment No. 1 Effective Date, hereby amended to delete the stricken text (indicated textually in the same manner as the following example: ~~stricken text~~) and to add the double-underlined text (indicated textually in the same manner as the following example: double-underlined text) as set forth in the pages of the Guarantee Agreement attached as Exhibit C hereto, except that any Schedule or Exhibit to the Guarantee Agreement not amended pursuant to the terms of this Amendment or otherwise included as part of said Exhibit C shall remain in effect without any amendment or other modification thereto.

Section 4. Representations and Warranties, No Default.  The Borrower represents and warrants to the Administrative Agent and the Lenders as of the Amendment No. 1 Effective Date:

Section 4.1. This Amendment (a) is within each Loan Party’s corporate or other organizational powers, (b) has been duly authorized by all necessary corporate or other organizational action and (c) does not and will not (i) contravene the terms of any of such Person’s Organizational Documents, (ii) conflict with or result in any breach or contravention of, or the creation of any Lien under, or require any payment to be made under (1) any Contractual Obligation to which such Person is a party or affecting such Person or the properties of such Person or any of its Subsidiaries or (2) any order, injunction, writ or decree of any Governmental Authority or any arbitral award to which such Person or its property is subject or (iii) violate in any material respect any Law to which such Person or its property is subject.  This Amendment and the Loan Documents, as amended by this Amendment, have been duly executed and delivered by the Borrower and constitute, when executed and delivered by such Loan Party, will constitute, a legal, valid and binding obligation of the Borrower or such Loan Party, as the case may be, enforceable against it in accordance with its terms, subject to applicable Debtor Relief Laws and subject to general principles of equity, regardless of whether considered in a proceeding in equity or at law.  This Amendment does not require any consent, approval, exemption or authorization of, registration or filing with, or any other action by, any Governmental Authority or any other Person, except such as has been obtained or made and are in full force and effect and except filings necessary to perfect Liens created under the Loan Documents.

Section 4.2. The representations and warranties of each Loan Party set forth in the Loan Documents are true and correct in all material respects on and as of Amendment No. 1 Effective Date with the same effect as though such representations and warranties had been made on and as of the Amendment No. 1 Effective Date, provided that, to the extent that such representations and warranties specifically refer to an earlier date, they shall be true and correct in all material respects as of such earlier date; provided further that any representation and warranty that is qualified as to “materiality,” “Material Adverse Effect” or similar language shall be true and correct in all respects on the Amendment No. 1 Effective Date or on such earlier date, as the case may be.

Section 4.3. At the time of and immediately after giving effect to this Amendment, no Default has occurred and is continuing.

Section 5. Conditions to Effectiveness of Amendment. This Amendment shall become effective on the date (the “Amendment No. 1 Effective Date”) on which each of the following conditions are satisfied or waived by each applicable party:
(A) The Administrative Agent shall have received executed signature pages to this Amendment from each Lender party to the Credit Agreement, the Borrower and each other Loan Party;

 (B) The Administrative Agent shall have received a written opinion (addressed to the Administrative Agent, the Lenders and the Issuing Banks and dated the Amendment No. 1 Effective Date) of (i) Polsinelli Shughart PC, counsel for the Loan Parties as to matters under the laws of California, Delaware, Kansas, Missouri, New York, Oklahoma and the United States and (ii) Tomsen Riley LLP, counsel to the Loan Parties as to matters under the laws of Washington, in each case, in form and substance reasonably satisfactory to the Administrative Agent;
 (C) The Lenders shall have received a certificate from the Financial Officer of the Borrower certifying that, on a consolidated basis immediately prior and after giving effect to this Amendment, the Borrower and Subsidiaries are Solvent; and
 (D) The Borrower shall have paid or caused to be paid all reasonable and documented out-of-pocket costs and expenses incurred by the Administrative Agent and its Affiliates (without duplication) including the reasonable fees, charges and disbursements of legal counsel to the Administrative Agent incurred in connection with this Amendment.

Section 6. Counterparts. This Amendment may be executed in any number of counterparts and by different parties hereto on separate counterparts, each of which when so executed and delivered shall be deemed to be an original, but all of which when taken together shall constitute a single instrument.  Delivery of an executed counterpart of a signature page of this Amendment by facsimile or other electronic transmission (i.e. a “PDF” or “TIF”) shall be effective as delivery of a manually executed counterpart hereof.

Section 7. Applicable Law. THIS AMENDMENT SHALL BE CONSTRUED IN ACCORDANCE WITH AND GOVERNED BY THE LAWS OF THE STATE OF NEW YORK.

Section 8. Headings. The headings of this Amendment are for purposes of reference only and shall not limit or otherwise affect the meaning hereof.

Section 9. Effect of Amendment. Except as expressly set forth herein, this Amendment shall not by implication or otherwise limit, impair, constitute a waiver of or otherwise affect the rights and remedies of the Lenders under the Credit Agreement or any other Loan Document, and shall not alter, modify, amend or in any way affect any of the terms, conditions, obligations, covenants or agreements contained in the Credit Agreement or any other provision of either such agreement or any other Loan Document, and each Loan Party acknowledges and agrees that each of the Loan Documents to which it is a party or otherwise bound shall continue in full force and effect and that all of its obligations thereunder shall be valid and enforceable and shall not be impaired or limited by the execution or effectiveness of this Amendment.  Each and every term, condition, obligation, covenant and agreement contained in the Credit Agreement or any other Loan Document is hereby ratified and reaffirmed in all respects and shall continue in full force and effect. Each Loan Party ratifies and reaffirms its obligations under the Loan Documents to which it is party, the Liens granted by it pursuant to the Security Documents, which continue to secure the Obligations, and if such Loan Party is a Guarantor, its guaranty of the Obligations pursuant to the Guarantee Agreement.  From and after the Amendment No. 1 Effective Date, all references to the Credit Agreement in any Loan Document shall, unless expressly provided otherwise, refer to the Credit Agreement as amended by this Amendment.  In entering into this Amendment, each Lender has undertaken its own analysis and has not relied on any other Lender in making its decision to enter into this Amendment. This Amendment constitutes a Loan Document. The Borrower agrees to pay all reasonable and documented out-of-pocket costs and expenses of the Administrative Agent in connection with the preparation, execution, delivery and administration of this Amendment and the other instruments and documents to be delivered hereunder (including, without limitation, the reasonable fees and expenses of counsel for the Administrative Agent) in accordance with the terms of Section 9.03(a) of the Credit Agreement.

[SIGNATURE PAGES FOLLOW]

IN WITHNESS WHEREOF, the parties hereto have caused this Amendment to be duly executed as of the date first above written.

LMI AEROSPACE, INC.,

By:	/s/ Lawrence E. Dickinson
Name: Lawrence E. Dickinson
Title: Chief Financial Officer and Secretary

LEONARD'S METAL, INC
as a Guarantor

By:	/s/ Lawrence E. Dickinson
Name: Lawrence E. Dickinson
Title: Secretary

LMI FINISHING, INC.,
as a Guarantor

By:	/s/ Lawrence E. Dickinson
Name: Lawrence E. Dickinson
Title: Vice President and Secretary

PRECISE MACHINE COMPANY,
as a Guarantor

By:	/s/ Lawrence E. Dickinson
Name: Lawrence E. Dickinson
Title: Secretary

TEMPCO ENGINEERING, INC.,
as a Guarantor

By:	/s/ Lawrence E. Dickinson
Name: Lawrence E. Dickinson
Title: Vice President and Secretary

VERSAFORM CORP.,
as a Guarantor

By:	/s/ Lawrence E. Dickinson
Name: Lawrence E. Dickinson
Title: Chief Financial Officer and Secretary

LMI KITTING, LLC,
as a Guarantor

By:	/s/ Lawrence E. Dickinson
Name: Lawrence E. Dickinson
Title: Secretary

D3 TECHNOLOGIES INC.,
as a Guarantor

By:	/s/ Lawrence E. Dickinson
Name: Lawrence E. Dickinson
Title: Vice President and Secretary

INTEGRATED TECHNOLOGIES, INC
as a Guarantor

By:	/s/ Lawrence E. Dickinson
Name: Lawrence E. Dickinson
Title: Secretary

TASS HOLDINGS, INC.,
as a Guarantor

By:	/s/ Lawrence E. Dickinson
Name: Lawrence E. Dickinson
Title: Secretary

TASS, INC.,
as a Guarantor

By:	/s/ Lawrence E. Dickinson
Name: Lawrence E. Dickinson
Title: Secretary

VALENT AEROSTRUCTURES, LLC,
as a Guarantor

By:	/s/ Lawrence E. Dickinson
Name: Lawrence E. Dickinson
Title: Secretary

VALENT AEROSTRUCTURES -WICHITA, LLC,
as a Guarantor

By:	/s/ Lawrence E. Dickinson
Name: Lawrence E. Dickinson
Title: Secretary

VALENT AEROSTRUCTURES - TULSA, LLC,
as a Guarantor

By:	/s/ Lawrence E. Dickinson
Name: Lawrence E. Dickinson
Title: Secretary

VALENT AEROSTRUCTURES - WASHINGTON, LLC,
as a Guarantor

By:	/s/ Lawrence E. Dickinson
Name: Lawrence E. Dickinson
Title: Secretary

VALENT AEROSTRUCTURES - LENEXA, LLC,
as a Guarantor

By:	/s/ Lawrence E. Dickinson
Name: Lawrence E. Dickinson
Title: Secretary

VALENT AEROSTRUCTURES - ST LOUIS, INC,
as a Guarantor

By:	/s/ Lawrence E. Dickinson
Name: Lawrence E. Dickinson
Title: Secretary

OZARK MOUNTAIN TECHNOLOGIES, LLC,
as a Guarantor

By:	/s/ Lawrence E. Dickinson
Name: Lawrence E. Dickinson
Title: Secretary

ROYAL BANK OF CANADA,
as a Lender

By:	/s/ Richard C Smith
Name: Richard C Smith
Title: Authorized Signatory

WELLS FARGO BANK, NATIONAL ASSOCIATION
as a Lender

By:	/s/ Beth A. Tiffin
Name: Beth A. Tiffin
Title: Senior Vice President

Acknowledged and Accepted:

ROYAL BANK OF CANADA,
as Administrative Agent

By:	/s/ Yvonne Brazier
Name: Yvonne Brazier
Title: Manager, Agency

Exhibit A

Credit Agreement Amendments

CREDIT AGREEMENT dated as of December 28, 2012 (this “Agreement”), among LMI AEROSPACE, INC., a Missouri corporation (the “Borrower”), the LENDERS party hereto and ROYAL BANK OF CANADA, as Administrative Agent.

In connection with the Transactions (as hereinafter defined), the Borrower has requested that the Lenders extend credit in the form of (a) Term Loans on the Effective Date, in an aggregate principal amount of $225,000,000 and (b) Revolving Loans at any time on or after the Effective Date and from time to time prior to the Revolving Maturity Date, in an aggregate principal amount at any time outstanding not in excess of $~~75,000,000.~~125,000,000.  The Revolving Commitment may include one or more Swingline Loans and one or more Letters of Credit from time to time.

The Lenders are willing to extend such credit to the Borrower, and the Issuing Bank is willing to issue Letters of Credit for the account of the Borrower and its Subsidiaries, in each case on the terms and subject to the conditions set forth herein. Accordingly, in consideration of the mutual covenants and agreements contained in this Agreement, the parties hereto hereby covenant and agree as follows:

ARTICLE I

Definitions

SECTION 1.01   Defined Terms. As used in this Agreement, the following terms have the meanings specified below:

“ABR” when used in reference to any Loan or Borrowing, refers to whether such Loan, or the Loans comprising such Borrowing, are bearing interest at a rate determined by reference to the Alternate Base Rate.

“Acceptable Discount” has the meaning assigned to such term in Section 2.11(d)(iv)(2).

“Acceptable Prepayment Amount” has the meaning assigned to such term in Section 2.11(d)(iv)(3).

“Acceptance and Prepayment Notice” means an irrevocable written notice from a Term Lender accepting a Solicited Discounted Prepayment Offer to make a Discounted Term Loan Prepayment at the Acceptable Discount specified therein pursuant to Section 2.11(d)(iv)(2) substantially in the form of Exhibit O.

“Acceptance Date” has the meaning specified in Section 2.11(d)(iv)(2).

“Accounting Changes” means changes in accounting principles required by the promulgation of any rule, regulation, pronouncement or opinion by the Financial Accounting Standards Board of the American Institute of Certified Public Accountants (or successor thereto or any agency with similar functions).

“Acquired EBITDA” means, with respect to any Acquired Entity or Business for any period, the amount for such period of Consolidated EBITDA of such Acquired Entity or Business (determined as if references to the Borrower and its Subsidiaries in the definition of the term “Consolidated EBITDA” were references to such Acquired Entity or Business and its subsidiaries which will become Subsidiaries), all as determined on a consolidated basis for such Acquired Entity or Business.

“Administrative Agent’s Office” means, the Administrative Agent’s address or such other address or account as the Administrative Agent may from time to time notify the Borrower and the Lenders.

“Administrative Questionnaire” means an administrative questionnaire in a form supplied by the Administrative Agent.

“Affiliate” means, with respect to a specified Person, another Person that directly or indirectly Controls or is Controlled by or is under common Control with the Person specified.

“Agent Parties” has the meaning given to such term in Section 9.01(c).

“Agents” means, collectively, the Administrative Agent, the Lead Arrangers and the Supplemental Administrative Agents (if any).

“Agreement” has the meaning given to such term in the preliminary statements hereto.

“All-In Yield” means, as to any Indebtedness, the yield thereon, whether in the form of interest rate, margin, OID, up-front fees or a Eurodollar Rate or ABR floor greater than 1.25% or 2.25% respectively (with such increased amount being equated to interest margins for purposes of determining any increase to the Applicable Rate with respect to any Loan), or otherwise; provided that OID and up-front fees shall, for floating rate Indebtedness, be equated to interest rate adjustments assuming a 4-year life to maturity; and provided further that “All-In Yield” shall not include arrangement fees, underwriting or similar fees paid to arrangers for such Indebtedness.

“Alternate Base Rate” means, for any day, a rate per annum in effect from time to time, which rate shall at all times be equal to the greatest of (a) the Prime Rate in effect on such day, (b) the Federal Funds Effective Rate in effect on such day plus 1/2 of 1% and (c) the Adjusted Eurodollar Rate determined on such date (or if such day is not a Business Day, the immediately preceding Business Day) for a deposit in Dollars with a maturity of one month plus 1%; provided, however, that during the period from the date hereof to the date that is 90 days following the Effective Date (or such earlier date as shall be specified by the Administrative Agent on which a Eurodollar Rate Loan has become available), “Alternate Base Rate” shall mean the rate per annum equal to the Eurodollar Rate for the Interest Period of one month as in effect on the Effective Date, plus 1%.  Any change in the Alternate Base Rate due to a change in the Prime Rate, the Federal Funds Effective Rate or the Adjusted Eurodollar Rate shall be effective from and including the effective date of such change in the Prime Rate, the Federal Funds Effective Rate or the Adjusted Eurodollar Rate, respectively. Notwithstanding the foregoing, the Alternate Base Rate will be deemed to be 2.25% per annum if the Alternate Base Rate calculated pursuant to the foregoing provisions would otherwise be less than 2.25% per annum.

“Amendment No. 1 Effective Date” means the date on which Amendment No. 1 to the Loan Documents became effective in accordance with its terms.

“Applicable Discount” has the meaning assigned to such term in Section 2.11(d)(iii)(2).

“Applicable Fronting Exposure” means, with respect to any Person that is an Issuing Bank at any time, the sum of (a) the aggregate amount of all Letters of Credit issued by such Person in its capacity as an Issuing Bank (if applicable) that remains available for drawing at such time and (b) the aggregate amount of all L/C Advances made by such Person in its capacity as an Issuing Bank (if applicable) that have not yet been reimbursed by or on behalf of the Borrower at such time.

“Applicable Indebtedness” has the meaning specified in the definition of “Weighted Average Life to Maturity”.

“Applicable Lending Office” means for any Lender, such Lender’s office, branch or affiliate designated for Eurodollar Rate Loans, ABR Loans, L/C Advances, Swingline Loans or Letters of Credit, as applicable, as notified to the Administrative Agent and the Borrower or as otherwise specified in the Assignment and Assumption pursuant to which such Lender became a party hereto, any of which offices may, subject to Section 2.18(f) and Section 2.24, be changed by such Lender upon ten days’ prior written notice to the Administrative Agent and the Borrower; provided that for the purposes of the definition of “Excluded Taxes” and Section 2.18, any such change shall be deemed an assignment made pursuant to an Assignment and Assumption.

“Applicable Rate” means, for any day,

(a) with respect to any Term Loan, (i) ~~3.75% per annum, in the case of an ABR Loan, and (ii) 4.75% per annum, in the case of a Eurodollar Loan, and~~from the Effective Date until the Amendment No. 1 Effective Date, 3.75% per annum, in the case of an ABR Loan and 4.75% per annum, in the case of a Eurodollar Loan and (ii) from the Amendment No. 1 Effective Date until the first Business Day that immediately follows the date on which a Compliance Certificate is delivered pursuant to Section 5.02(a) in respect of the fiscal quarter ending March 31, 2013 (together with the applicable consolidated financial statements of the Borrower and its Subsidiaries required to be delivered for such fiscal quarter under Section 5.01(b)), 2.50% per annum, in the case of an ABR Loan, and 3.50% per annum, in the case of a Eurodollar Loan, and (iii) at any time and from time to time when the Compliance Certificate delivered pursuant to Section 5.02(a) in respect of the most recently completed Test Period (together with the applicable consolidated financial statements of the Borrower and its Subsidiaries required to be delivered for such Test Period under Section 5.01(b)) reflects (A) a Total Leverage Ratio of greater than or equal to 3:00:1.00, 2.50% per annum, in the case of an ABR Loan, and 3.50% per annum, in the case of a Eurodollar Loan, for so long as such Total Leverage Ratio remains in effect and (B) a Total Leverage Ratio of less than 3.00:1.00, 2.25% per annum, in the case of an ABR Loan, and 3.25% per annum, in the case of a Eurodollar Loan, for so long as such Total Leverage Ratio remains in effect, and

(b) with respect to any Revolving Loan, (i) from the Effective Date until the Amendment No. 1 Effective Date, 3.75% per annum, in the case of an ABR Loan and 4.75% per annum, in the case of a Eurodollar Loan, (ii) from the Amendment No. 1 Effective Date until the first Business Day that immediately follows the date on which a Compliance Certificate is delivered pursuant to Section 5.02(a) in respect of the ~~first full~~ fiscal quarter ~~of the Borrower~~ ending ~~after the Effective Date~~March 31, 2013 (together with the applicable consolidated financial statements of the Borrower and its Subsidiaries required to be delivered for such fiscal quarter under Section 5.01(b)), ~~a percentage per annum equal to 3.75~~3.00% per annum in the case of an ABR Loan and ~~4.75~~4.00% per annum in the case of a Eurodollar Loan, and (~~ii~~iii) thereafter, the Applicable Rate per annum set forth below, as determined by reference to the Total Leverage Ratio then in effect:

Pricing Level	Total Leverage Ratio	Eurodollar Rate for Revolving Loans	Alternate Base Rate for Revolving Loans
1 ~~2~~	Less than ~~1.50~~2.00:1.00 ~~Less than 2.00:1.00 but greater than or equal to 1.50:1.00~~	2.00% ~~2.50%~~	1.00% ~~1.50%~~

~~3~~2	Less than 2.50:1.00 but greater than or equal to 2.00:1.00	~~3.00~~2.50%	~~2.00~~1.50%

~~4~~3	Less than 3.00:1.00 but greater than or equal to 2.50:1.00	~~3.50~~3.00%	~~2.50~~2.00%

~~5~~4	Less than 3.50:1.00 but greater than or equal to 3.00:1.00	~~4.00~~3.50%	~~3.00~~2.50%

~~6~~5	Greater than or equal to 3.50:1.00	~~4.75~~4.00%	~~3.75~~3.00%

Any increase or decrease in the Applicable Rate resulting from a change in the Total Leverage Ratio shall become effective as of the first Business Day immediately following the date a Compliance Certificate (together with the applicable consolidated financial statements of the Borrower and its Subsidiaries required to be delivered for such fiscal quarter under Section 5.01(b)) is delivered pursuant to Section 5.02(a); provided, however, that the Applicable Rate shall be equal to “Pricing Level ~~6~~5” shall in any event apply (i) as of the first Business Day after the date on which a Compliance Certificate (or the related consolidated financial statements of the Borrower and its Subsidiaries) was required to have been delivered but was not delivered, until the first Business Day immediately following the date on which such Compliance Certificate (or the related consolidated financial statements of the Borrower and its Subsidiaries) is delivered and (ii) at any and all times if a Default under Section 7.01(a), 7.01(b), 7.01(h), or 7.01(i) or an Event of Default shall have occurred and be continuing. Notwithstanding anything to the contrary contained in this definition, the determination of the Applicable Rate for any period shall be subject to the provisions of Section 2.09(b).

“Appropriate Lender” means, at any time, (a) with respect to Loans of any Class, the Lenders of such Class and (b) with respect to any Letters of Credit, (i) the relevant Issuing Bank and (ii) the Revolving Lenders.

“Approved Bank” has the meaning assigned to such term in the definition of the term “Permitted Investments.”

“Approved Fund” means any Person (other than a natural person) that is (or will be) engaged in making, purchasing, holding or investing in commercial loans and similar extensions of credit in the ordinary course of its activities and that is administered or managed by (a) a Lender, (b) an Affiliate of a Lender or (c) an entity or an Affiliate of an entity that administers or manages a Lender.

“Assignment and Assumption” means an assignment and assumption entered into by a Lender and an Eligible Assignee (with the consent of any Person whose consent is required by Section 9.04), substantially in the form of Exhibit A or any other form reasonably approved by the Administrative Agent.

“Attributable Indebtedness” means, at any date, (a) in respect of any Capital Lease Obligation (other than a lease resulting from a Sale-Leaseback) of any Person, the capitalized amount thereof that would appear on a balance sheet of such Person prepared as of such date in accordance with GAAP and (b) in respect of any Sale-Leaseback, the lesser of (i) the present value, discounted in

5.02(a) in respect of the ~~first full~~ fiscal quarter of the Borrower ending ~~after the Effective Date~~March 31, 2013 (together with the applicable consolidated financial statements of the Borrower and its Subsidiaries required to be delivered under Section 5.01(b) for such Fiscal Quarter), ~~0.50~~0.625% and (b) thereafter, the applicable rate set forth below, as determined by reference to the Total Leverage Ratio certified in the most recent Compliance Certificate received by the Administrative Agent pursuant to Section 5.02(a):

Pricing Level	Total Leverage Ratio	Commitment Fee Percentage
1	Less than ~~1.50~~2.00:1.00	~~0.250~~0.375%
2	Less than ~~2.00~~2.50:1.00 but greater than or equal to ~~1.50~~2.00:1.00	~~0.375~~0.50%
3	Less than ~~2.50~~3.00:1.00 but greater than or equal to ~~2.00~~2.50:1.00	0.50%
4	Less than ~~3.00~~3.50:1.00 but greater than or equal to ~~2.50~~3.00:1.00	~~0.50~~0.625%
5	Greater than or equal to ~~3.00~~3.50:1.00	0.625%

Any increase or decrease in the Commitment Fee Percentage resulting from a change in the Total Leverage Ratio shall become effective as of the first Business Day immediately following the date a Compliance Certificate (together with the applicable consolidated financial statements of the Borrower and its Subsidiaries required to be delivered for such fiscal quarter under Section 5.01(b))  is delivered pursuant to Section 5.02(a); provided, however, that the Commitment Fee Percentage shall be equal to Pricing Level 5 (i) as of the first Business Day after the date on which a Compliance Certificate (or the related consolidated financial statements of the Borrower and its Subsidiaries) was required to have been delivered but was not delivered, until the first Business Day immediately following the date on which such Compliance Certificate (or the related consolidated financial statements of the Borrower and its Subsidiaries) is delivered, and (ii) at any and all times if a Default under Section 7.01(a), 7.01(b), 7.01(h), or 7.01(i) or an Event of Default shall have occurred and be continuing.

“Commitment Letter” means the Amended and Restated Commitment Letter, dated as of December 19, 2012, between Royal Bank of Canada, Wells Fargo Bank, National Association, Wells Fargo Securities, LLC and the Borrower.

“Committed Loan Notice” means a notice of (a) a Term Loan Borrowing, (b) a Revolving Loan Borrowing, (c) a conversion of Loans from one Type to the other or (d) a continuation of Eurodollar Rate Loans, pursuant to Section 2.02(a), which shall be substantially in the form of Exhibit Q.

“Compensation Period” has the meaning specified in Section 2.12(c)(ii).

“Compliance Certificate” means a Compliance Certificate required to be delivered pursuant to Section 5.02(a) or otherwise pursuant to certain provisions under Article VI, in each case, substantially in the form of Exhibit T.

has not been realized) or other derivative instruments pursuant to Financial Accounting Standards Accounting Standards Codification No. 815—Derivatives and Hedging; in each case, as determined on a consolidated basis for the Borrower and its Subsidiaries in accordance with GAAP; provided that, to the extent included in Consolidated Net Income,

(1) there shall be excluded in determining Consolidated EBITDA currency translation gains and losses related to currency remeasurements of Indebtedness (including the net loss or gain resulting from hedging agreements for currency exchange risk and revaluations of intercompany balances),

(2) there shall be included in determining Consolidated EBITDA for any period, without duplication, the Acquired EBITDA of any Person, property, business or asset acquired by the Borrower or any Subsidiary during such period to the extent not subsequently sold, transferred or otherwise disposed of (but not including the Acquired EBITDA of any related Person, property, business or assets to the extent not so acquired) (each such Person, property, business or asset acquired, including pursuant to the Transactions or pursuant to a transaction consummated prior to the Effective Date, and not subsequently so disposed of, an “Acquired Entity or Business”), in each case based on the Acquired EBITDA of such Acquired Entity or Business for such period (including the portion thereof occurring prior to such acquisition or conversion) determined on a historical Pro Forma Basis; and

(3) there shall be excluded in determining Consolidated EBITDA for any period the Disposed EBITDA of any Person, property, business or asset sold, transferred or otherwise disposed of, closed or classified as discontinued operations by the Borrower or any Subsidiary during such period (each such Person, property, business or asset so sold, transferred or otherwise disposed of, closed or classified, a “Sold Entity or Business”), in each case based on the Disposed EBITDA of such Sold Entity or Business for such period (including the portion thereof occurring prior to such sale, transfer, disposition, closure, classification or conversion) determined on a historical Pro Forma Basis.

“Consolidated Net Debt” means, as of any date of determination, (a) the aggregate principal amount of all Indebtedness of the Borrower and its Subsidiaries outstanding on such date, determined on a consolidated basis in accordance with GAAP, consisting only of Indebtedness of the types described in clauses (a), (b), (d), (e), (g), and (h) (excluding undrawn amounts under outstanding letters of credit or letters of guaranty) of the definition thereof, minus (b) an amount of up to $25,000,000 in the aggregate of cash and Permitted Investments of the Loan Parties that are (i) free and clear of all liens other than Liens permitted under clause (a) of the definition of “Permitted Encumbrances” ~~or~~and (ii) not listed as “restricted” (or any similar term) on the consolidated balance sheet of the Borrower and its Subsidiaries as of such date.

“Consolidated Net Income” means, for any period, the net income (loss) of the Borrower and its Subsidiaries for such period determined on a consolidated basis in accordance with GAAP, excluding, without duplication, (a) the income or loss of the Borrower (other than consolidated Subsidiaries of the Borrower) in which any other Person (other than the Borrower or any of its Subsidiaries) has an interest, except to the extent of the amount of dividends or other distributions actually paid to the Borrower or any of its Subsidiaries by such other Person during such period, (b) the cumulative effect of a change in accounting principles during such period, (c) the income or loss of any Person accrued prior to the date it becomes a Subsidiary of or is merged into or consolidated with the

“Debtor Relief Laws” means the Bankruptcy Code, and all other liquidation, conservatorship, bankruptcy, assignment for the benefit of creditors, moratorium, rearrangement, receivership, insolvency, reorganization, or similar debtor relief Laws of the United States or other applicable jurisdictions from time to time in effect and affecting the rights of creditors generally.

“Default” means any event or condition that constitutes an Event of Default or that upon notice, lapse of time or both would, unless cured or waived, become an Event of Default.

“Defaulting Lender” means any Lender that (a) has failed to fund any portion of its Loans or participations in Letters of Credit or Swingline Loans within three days of the date required to be funded by it hereunder, unless such Lender notifies the Administrative Agent and the Borrower in writing that such failure is the result of such Lender’s determination that one or more conditions precedent to funding (which conditions precedent shall be identified in such writing) has not been satisfied, (b) has notified the Borrower, the Administrative Agent, the Issuing Bank, the Swingline Lender or any Lender in writing that it does not intend to comply with any of its funding obligations under this Agreement or has made a public statement to the effect that it does not intend to comply with its funding obligations under this Agreement or under other agreements generally in which it commits to extend credit, unless such writing or public statement relates to such Lender’s obligation to fund a Loan hereunder and states that such position is based on such Lender’s determination that a condition precedent to funding (which condition precedent shall be identified in such writing or public statement) cannot be satisfied, (c) has failed, within three days after request by the Administrative Agent (at its discretion or upon the request of the Required Lenders) or the Borrower, to confirm that it will comply with the terms of this Agreement relating to its obligations to fund prospective Loans and participations in then outstanding Letters of Credit and Swingline Loans (provided that such Lender shall cease to be a Defaulting Lender pursuant to this clause (c) upon receipt of such written confirmation by the Administrative Agent and the Borrower), (d) otherwise has failed to pay over to the Administrative Agent or any other Lender any other amount required to be paid by it hereunder within three days of the date when due, unless the subject of a good faith dispute, or (e) (i) has had, or has had a parent company that has had, its assets or management taken over by any Governmental Authority, (ii) has become or is insolvent or has a parent company that has become or is insolvent or (iii) has become the subject of an Insolvency Proceeding, or, after the date such Lender became a Lender under this Agreement, has had a receiver, conservator, trustee or custodian appointed for it, or has taken any action in furtherance of, or indicating its consent to, approval of or acquiescence in any such Insolvency Proceeding or appointment or has a parent company that has become the subject of an Insolvency Proceeding after the date such Lender became a Lender under this Agreement, or has had a receiver, conservator, trustee or custodian appointed for it after the date such Lender became a Lender under this Agreement, or has taken any action in furtherance of, or indicating its consent to, approval of or acquiescence in any such proceeding or appointment after the date such Lender became a Lender under this Agreement; provided that a Lender shall not qualify as a Defaulting Lender solely by virtue of the ownership or acquisition or any equity interest in that Lender or any direct or indirect parent company thereof by a Governmental Authority so long as such ownership interest does not result in or provide such Lender with immunity from the jurisdiction of courts within the United States or from the enforcement of judgments or writs of attachment on its assets or permit such Lender (or such Governmental Authority) to reject, repudiate, disavow or disaffirm any contracts or agreements made with such Lender; provided, further, that the appointment of an administrator, provisional liquidator, conservator, receiver, trustee, custodian or other similar official by a supervisory authority or regulator with respect to a Lender under the Dutch Financial Supervision Act 2007 (as amended from time to time and including any successor legislation) shall not be deemed an event described in (e) of this definition.

“Deposit Account” means a demand, time, savings, passbook or like account with a bank, savings and loan association, credit union or like organization, other than an account evidenced by a negotiable certificate of deposit.

“Discount Prepayment Accepting Lender” has the meaning assigned to such term in Section 2.11(d)(ii)(2).

“Discount Range” has the meaning assigned to such term in Section 2.11(d)(iii)(1).

“Discount Range Prepayment Amount” has the meaning assigned to such term in Section 2.11(d)(iii)(1).

“Discount Range Prepayment Notice” means a written notice of a Borrower Solicitation of Discount Range Prepayment Offers made pursuant to Section 2.11(d)(iii)(1) substantially in the form of Exhibit K.

“Discount Range Prepayment Offer” means the irrevocable written offer by a Term Lender, substantially in the form of Exhibit L, submitted in response to an invitation to submit offers following the Auction Agent’s receipt of a Discount Range Prepayment Notice.

“Discount Range Prepayment Response Date” has the meaning assigned to such term in Section 2.11(d)(iii)(1).

“Discount Range Proration” has the meaning assigned to such term in Section 2.11(d)(iii)(3).

“Discounted Prepayment Determination Date” has the meaning assigned to such term in Section 2.11(d)(iv)(3).

“Discounted Prepayment Effective Date” means in the case of a Borrower Offer of Specified Discount Prepayment, Borrower Solicitation of Discounted Prepayment Offers or Borrower Solicitation of Discount Range Prepayment Offer, five Business Days following the receipt by each relevant Term Lender of notice from the Auction Agent in accordance with Section 2.11(d)(ii)(3), Section 2.11(d)(iii)(3) or Section 2.11(d)(iv)(3), as applicable unless a shorter period is agreed to between the Borrower and the Auction Agent.

“Discounted Term Loan Prepayment” has the meaning assigned to such term in Section 2.11(d)(i).

“Disposed EBITDA” means, with respect to any Sold Entity or Business for any period, the amount for such period of Consolidated EBITDA of such Sold Entity or Business (determined as if references to the Borrower and its Subsidiaries in the definition of the term “Consolidated EBITDA” (and in the component financial definitions used therein) were references to such Sold Entity or Business and its subsidiaries), all as determined on a consolidated basis for such Sold Entity or Business.

“Disposition” or “Dispose” means the sale, transfer, license, lease or other disposition of any asset or property by a Loan Partythe Borrower or any of its Subsidiaries (including any Sale-Leaseback and any sale of Equity Interests, but excluding any issuance by the Borrower or any of its Subsidiaries of its own Equity Interests in accordance with Section 6.05 and the other provisions of the Loan Documents), including any sale, assignment, transfer or other disposal, with or without recourse, of any notes or accounts receivable or any rights and claims associated therewith.

“Disqualified Equity Interest” means, with respect to any Person, any Equity Interest in such Person that by its terms (or by the terms of any security into which it is convertible or for which it is

 (ix) the aggregate amount of all investment banking fees, underwriting discounts, commissions, costs and other out-of-pocket expenses and other customary expenses (including reasonable attorney’s, accountant’s and other similar professional advisor’s fees), paid in cash by the Borrower and its Subsidiaries in connection with the incurrence or issuance to third parties of any Indebtedness; and

 (x) the aggregate amount of all Restricted Payments paid by the Borrower in cash during such period;

provided that in respect of any cash payments referred to in the foregoing paragraph (b), such payments shall have been financed with internally generated cash flow (i.e. from ordinary course operations) of the Borrower and its Subsidiaries and not with the proceeds of any non-ordinary course Disposition, issuance or incurrence of Indebtedness or Equity Interests of, or other capital contribution to, the Borrower and its Subsidiaries); and provided, further, that the transaction (whether a Capital Expenditure, payment of Indebtedness, Restricted Payment or otherwise) giving rise to the cash payments referred to in the foregoing paragraph (b) shall have been permitted under the terms of the Loan Documents.  For the avoidance of doubt, there shall not be included in determining Excess Cash Flow for any period, pro forma adjustments for Acquired Entities or Businesses or Sold Entities or Businesses for such period (notwithstanding the inclusion of the same in Consolidated EBITDA for such period).

“Exchange Act” means the United States Securities Exchange Act of 1934, as amended from time to time.

“Excluded Assets” ~~has the meaning~~means those assets specified in clauses (A) through

(K) of Section 3.01(a) of the Collateral Agreement.

“Excluded Subsidiary” means (a) any Subsidiary that is not a Wholly Owned Subsidiary of the Borrower, (b) any Foreign Subsidiary, (c) any Immaterial Subsidiary, and (d) any other Subsidiary excused from becoming a Loan Party pursuant to the last paragraph of the definition of the term “Collateral and Guarantee Requirement.”

“Excluded Taxes” means, with respect to the Administrative Agent, any Lender, any Issuing Bank or any other recipient of any payment to be made by or on account of any obligation of any Loan Party hereunder or under any other Loan Document, (a) Taxes measured by or imposed on such recipient’s overall net income (however denominated), franchise Taxes imposed on such recipient in lieu of net income Taxes, and branch profits Taxes, in each case, by (i) the jurisdiction under the laws of which such recipient is organized or in which its principal office is located or, in the case of any Lender, in which its Applicable Lending Office is located, or (ii) any other jurisdiction as a result of a present or former connection between such recipient and the jurisdiction imposing such Tax (other than a connection arising solely from such recipient having executed, delivered, or become a party to, performed its obligations or received payments under, received or perfected a security interest under, sold or assigned an interest in, engaged in any other transaction pursuant to, or enforced, any Loan Documents), (b) in the case of a Foreign Lender, any withholding Tax that is attributable to such Foreign Lender’s failure to comply with Section 2.18(f) (other than as a result of a Change in Law), (c) any U.S. federal Taxes to the extent imposed as a result of a Lender’s (i) failure to comply with the applicable requirements of FATCA or (ii) election under Section 1471(b)(3) of the Code and (d) in the case of a Foreign Lender (except in the case of an assignee pursuant to a request by the Borrower under Section 2.20 hereto), any U.S. federal withholding Taxes imposed due to an applicable Law in effect at the time such Foreign Lender becomes a party hereto (or designates a new lending office), except to the extent that such Foreign Lender (or its assignor, if any) was entitled, at the time of designation of a new lending

“Liquidity” means, at any date of determination, the sum of (a) cash and Permitted Investments of the Loan Parties that are (i) free and clear of all liens other than Liens permitted under clause (a) of the definition of “Permitted Encumbrances” and (ii) not listed as “restricted” (or any similar term) on the consolidated balance sheet of the Borrower and its Subsidiaries as of such date and (b) the aggregate undrawn Revolving Commitments in effect on such date.

“Loan Documents” means (a) this Agreement, (b) the Notes, (c) any Refinancing Amendment, (d) the Guarantee Agreement and the Guarantee Agreement Supplements, (e) the Collateral Agreement, (f) the other Security Documents, (g) each Letter of Credit Application, (h) the Fee Letter, (i) each Incremental Amendment, and (j) all other agreements and instruments executed and delivered from time to time by or on behalf of the Borrower or any of its Subsidiaries for the benefit of any Secured Party in connection herewith or therewith; provided that when used in the Guarantee Agreement or any Security Documents, the term “Loan Documents” shall also include the Secured Hedge Agreements and the Cash Management Documents.

“Loan Parties” means the Borrower and the Guarantors.

“Loans” means an extension of credit by a Lender to the Borrower under Article II in the form of a Term Loan, Revolving Loan, or a Swingline Loan (including any Incremental Facilities).

“London Banking Day” means any day on which dealings in Dollar deposits are conducted by and between banks in the London interbank eurodollar market.

“Majority in Interest,” when used in reference to Lenders of any Class, means, at any time, (a) in the case of the Revolving Lenders, Lenders having Revolving Exposures and unused Revolving Commitments representing more than 50% of the sum of the aggregate Revolving Exposures and the unused aggregate Revolving Commitments of such Class at such time, (b) in the case of the Term Lenders of any Class, Lenders holding outstanding Term Loans of such Class representing more than 50% of all Term Loans of such Class outstanding at such time, (c) in the case of the Incremental Revolving Lenders of any Class, Lenders having unused Incremental Revolving Commitments and outstanding Incremental Revolving Loans of such Class representing more than 50% of all unused aggregate Incremental Revolving Commitments and outstanding Incremental Revolving Loans of such Class at such time and (d) in the case of the Incremental Term Lenders of any Class, Lenders holding outstanding Incremental Term Loans of such Class representing more than 50% of all Incremental Term Loans of such Class outstanding at such time provided that (i) the Revolving Exposures, Term Loans, Incremental Revolving Loans and Incremental Term Loans and unused Commitments of the Borrower or any Affiliate thereof and (ii) whenever there are one or more Defaulting Lenders, the total outstanding Term Loans, Incremental Term Loans, Incremental Revolving Loans and Revolving Exposures of, and the unused Revolving Commitments of, each Defaulting Lender shall, in each case under clause (i) and (ii) above, be excluded for purposes of making a determination of the Majority in Interest.

“Market Disruption Notice” has the meaning specified in Section 2.15.

“Master Agreement” has the meaning assigned to such term in the definition of “Swap Agreement”.

“Material Adverse Effect” means any event, circumstance or condition that, either individually or in the aggregate, has had, or could reasonably be expected to have a materially adverse effect on (a) the business, properties, financial condition, or results of operations of the Borrower and its Subsidiaries, taken as a whole, (b) the ability of the Loan Parties to perform their obligations under the

“Participating Lender” has the meaning assigned to such term in Section 2.11(d)(iii)(2).

“PATRIOT Act” means the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001, as amended from time to time.

“PBGC” means the Pension Benefit Guaranty Corporation referred to and defined in ERISA and any successor entity performing similar functions.

“Pension Funding Rules” means the rules of the Code and ERISA regarding minimum required contributions (including any installment payment thereof) to Pension Plans and set forth in, with respect to plan years ending prior to the effective date of the Pension Act, Section 412 of the Code and Section 302 of ERISA, each as in effect prior to the Pension Act and, thereafter, Section 412, 430, 431, 432 and 436 of the Code and Sections 302, 303, 304 and 305 of ERISA.

“Pension Plan” means any Employee Benefit Plan (other than a Multiemployer Plan) subject to the provisions of Title IV of ERISA or Section 412 of the Code or Section 302 of ERISA and which is (a) is maintained, funded or administered for the employees of a Loan Party or any ERISA Affiliate or (b) has at any time within the preceding six years been maintained, funded or administered for the employees of a Loan Party or any of its current or former ERISA Affiliates.

“Perfection Certificate” means a certificate substantially in the form of Exhibit C.

“Permitted Acquisition” means the non-hostile purchase or other acquisition, by merger or otherwise, by the Borrower or any Subsidiary of all of the Equity Interests in, or all or substantially all the assets of (or all or substantially all the assets constituting a business unit, division, product line or line of business of) any Person; provided that (a) in the case of any purchase or other acquisition of Equity Interests in a Person, such Person, upon the consummation of such acquisition, will be a Wholly Owned Subsidiary of the Borrower (including as a result of a merger, amalgamation or consolidation between any Subsidiary and such Person) and a Guarantor, (b) all transactions related thereto are consummated in accordance in all material respects with all applicable Laws and in conformity with all applicable Governmental Authorizations and, in the case of any acquisition of a Person, the Board of Directors of such acquired Person or its selling equity-holders shall have approved such purchase or other acquisition, (c) such Person so purchased or otherwise acquired and the business of such Person, or such assets, as the case may be, constitute a business permitted by Section 6.03(b), (d) with respect to each such purchase or other acquisition, all actions required to be taken with respect to such newly created or acquired Subsidiary (including each subsidiary thereof) or assets in order to satisfy the requirements set forth in the definition of the term “Collateral and Guarantee Requirement” to the extent applicable shall have been taken, (e) immediately before and after giving effect to any such purchase or other acquisition, (i) no Default or Event of Default shall have occurred and be continuing, (ii) the Borrower shall be in compliance with the covenants set forth in Sections 6.11 and 6.12, in each case on a Pro Forma Basis as of the end of the most recently ended Test Period and (iii) the Total Leverage Ratio shall not be greater than 0.25x less than the maximum Total Leverage Ratio permitted under Section 6.12 on a Pro Forma Basis for the most recently ended Test Period, (f) after giving effect to any such purchase or acquisition, the Borrower shall have Liquidity of at least $25,000,000  and (g) the Borrower shall have delivered to the Administrative Agent, at least five Business Days prior to the date on which such purchase or acquisition is to be consummated, a certificate of a Financial Officer in form and substance reasonably acceptable to the Administrative Agent, certifying that all the requirements set forth in this definition have been satisfied with respect to such purchase or other acquisition, together with reasonably detailed calculations demonstrating satisfaction of the requirement set forth in clauses (e)(ii) and (e)(iii) above.

Borrower or a Loan Party and another Loan Party, (b) is consummated for fair market value as determined at the time of consummation of such Sale-Leaseback by management of the Borrower in good faith and is made pursuant to leases on market terms, (c) no Default shall have occurred and be continuing at the time of consummation of such Sale-Leaseback and (d) the fair market value of all property Disposed in one of more Sale-Leasebacks by the Borrower and its Subsidiaries does not exceed $2,000,000 in the aggregate.

“Permitted Subordinated Indebtedness” means Indebtedness of a Loan Party which (a) has no maturity date or scheduled amortization prior to the date that is six months after the Latest Maturity Date, (b) has no amortization or optional or mandatory repayment, repurchase, redemption or similar provisions that may be effected at any time when the Obligations or any extension, refinancing, replacement or repurchase thereof, in whole or in part, is outstanding, (c) has no guarantees or other credit support from any Person other than a Loan Party, (d) has no financial maintenance covenants, (e) has no covenants, events of default or similar provisions that are more restrictive than those contained in the Loan Documents and (f) is subordinated in right of payment to the Obligations on terms reasonably acceptable to the Administrative Agent; provided that if such Indebtedness is secured (i) the Liens securing such Indebtedness shall be junior to the Liens securing the Obligations, (ii) the security agreements governing such Indebtedness are reasonably acceptable to the Administrative Agent and (iii) the providers of such Indebtedness (or an agent for such providers) shall have entered into ~~an~~a customary intercreditor agreement reasonably acceptable to the Administrative Agent.

 “Person” means any natural person, corporation, limited liability company, trust, joint venture, association, company, partnership, Governmental Authority or other entity.

“Platform” has the meaning assigned to such term in Section 5.02.

“Prime Rate” means the rate publicly announced from time to time by Royal Bank of Canada as its prime commercial lending rate for Dollar loans in the United States.  The Prime Rate is based upon various factors including Royal Bank of Canada’s costs and desired return, general economic conditions and other factors, and is used as a reference point for pricing some loans, which may be priced at, above, or below such announced rate. Any change in such rate announced by Royal Bank of Canada shall take effect at the opening of business on the day specified in the public announcement of such change.  The Prime Rate is not necessarily the lowest rate charged by Royal Bank of Canada to its customers.

“Pro Forma Basis,” “Pro Forma Compliance” and “Pro Forma Effect” means, with respect to compliance with any test or covenant hereunder required by the terms of this Agreement for an applicable period of measurement to be made on a Pro Forma Basis, that all Specified Transactions and the following transactions in connection therewith shall be deemed to have occurred as of the first day of the applicable period of measurement in such test or covenant: (a) income statement items (whether positive or negative) attributable to the property or Person subject to such Specified Transaction, (i) in the case of a Disposition of all or substantially all Equity Interests in any Subsidiary of the Borrower or any division, product line, or facility used for operations of the Borrower or any of its Subsidiaries, shall be excluded and (ii) in the case of a Permitted Acquisition or Investment described in the definition of “Specified Transaction,” shall be included, (b) any retirement of Indebtedness, and (c) any Indebtedness incurred or assumed by the Borrower or any of its Subsidiaries in connection therewith and if such Indebtedness has a floating or formula rate, shall have an implied rate of interest for the applicable period for purposes of this definition determined by utilizing the rate that is or would be in effect with respect to such Indebtedness as at the relevant date of determination (taking into account any hedging obligation applicable to such Indebtedness); provided that the foregoing pro forma adjustments may be applied to any such test or covenant solely to the extent that such adjustments are consistent with the definition of account of the purchase, retraction, redemption, retirement, defeasance, acquisition, cancellation or termination of any Equity Interests in the Borrower or any Subsidiary, or on account of any return of capital to stockholders, partners or members (or the equivalent of any thereof and including any thereof acquired through the exercise of warrants or rights of conversion, exchange or purchase) of the Borrower or any Subsidiary, or any option, warrant or other right to acquire any such Equity Interests in the Borrower or any Subsidiary.

“Revolver Refinancing Indebtedness” means Indebtedness incurred pursuant to a Refinancing Amendment, in each case, issued, incurred or otherwise obtained (including by means of the extension or renewal of existing Indebtedness) in exchange for, or to extend, refund, renew, replace or refinance, in whole or part, existing Revolving Loans or (in the case of Other Revolving Commitments obtained pursuant to a Refinancing Amendment) Revolving Commitments hereunder (including any successive Revolver Refinancing Indebtedness (“Refinanced Revolver Debt”); provided that (a) such extending, renewing or refinancing Indebtedness (including, if such Indebtedness includes any Other Revolving Commitments, the unused portion of such Other Revolving Commitments) is in an original aggregate principal amount (or accreted value, if applicable) not greater than the aggregate principal amount of the Refinanced Revolver Debt (and, in the case of Refinanced Debt consisting, in whole or in part, of unused Revolving Commitments or Other Revolving Commitments, the amount thereof) except by an amount equal to the unpaid accrued interest and premium (if any) thereon and other reasonable and customary fees and expenses (including upfront fees and OID) in connection with such exchange, modification, refinancing, refunding, renewal or replacement, (b) such Indebtedness has a later maturity than, and a Weighted Average Life to Maturity equal to or greater than, the Refinanced Revolver Debt, (c) the terms and conditions of such Indebtedness (except as otherwise provided in clause (b) above and with respect to pricing and premiums and optional prepayment or redemption terms) are (taken as a whole) no more favorable to the lenders or holders providing such Indebtedness, than those applicable to the Refinanced Revolver Debt (except for covenants or other provisions applicable only to periods after the Latest Maturity Date) and (d) such Refinanced Revolver Debt shall be repaid, defeased or satisfied and discharged, and all accrued interest, fees and premiums (if any) in connection therewith shall be paid with 100% of the Net Proceeds of the applicable Revolver Refinancing Indebtedness, on the date such Revolver Refinancing Indebtedness is issued, incurred or obtained, and to the extent that such Refinanced Revolver Debt consists, in whole or in part, of Revolving Commitments or Other Revolving Commitments (or Revolving Loans or Other Revolving Loans incurred pursuant to any Revolving Commitments or other Revolving Commitments), such Revolving Commitments or Other Revolving Commitments, as applicable, being refinanced by the applicable Revolver Refinancing Indebtedness shall be terminated, and all accrued fees in connection therewith shall be paid, on the date such Revolver Refinancing Indebtedness is issued, incurred or obtained.

“Revolving Availability Period” means the period from and including the Effective Date to but excluding the earlier of the Revolving Maturity Date and the date of termination of the Revolving Commitments.

“Revolving Commitment” means, with respect to each Revolving Lender, the commitment, if any, of such Lender to make Revolving Loans, Swingline Loans and to acquire participations in Letters of Credit hereunder, expressed as an amount representing the maximum possible aggregate amount of such Lender’s Revolving Exposure hereunder, as such commitment may be (a) reduced from time to time pursuant to Section 2.05 and (b) reduced or increased from time to time pursuant to (i) assignments by or to such Lender pursuant to an Assignment and Assumption or (ii) a Refinancing Amendment. The initial amount of each Lender’s Revolving Commitment is set forth on Schedule 2.01, or in the Assignment and Assumption or Refinancing Amendment pursuant to which such Lender shall have assumed its Revolving Commitment, as the case may be.  The initial aggregate amount of the Lenders’ Revolving Commitments is $~~75,000,000.~~125,000,000.

owing with respect to the Obligations. In the event of any conflict between the accounts and records maintained by any Lender and the accounts and records of the Administrative Agent in respect of such matters, the accounts and records of the Administrative Agent shall control in the absence of manifest error. Upon the request of any Lender made through the Administrative Agent, the Borrower shall execute and deliver to such Lender (through the Administrative Agent) a Note payable to such Lender, which shall evidence such Lender’s Loans in addition to such accounts or records.  Each Lender may attach schedules to its Note and endorse thereon the date, Type (if applicable), amount and maturity of its Loans and payments with respect thereto.

 (b) In addition to the accounts and records referred to in Section 2.10(c), each Lender and the Administrative Agent shall maintain in accordance with its usual practice accounts or records and, in the case of the Administrative Agent, entries in the Register, evidencing the purchases and sales by such Lender of participations in Letters of Credit and Swingline Loans.  In the event of any conflict between the accounts and records maintained by the Administrative Agent and the accounts and records of any Lender in respect of such matters, the accounts and records of the Administrative Agent shall control in the absence of manifest error.

 (c) Entries made in good faith by the Administrative Agent in the Register pursuant to Section 2.10(a) and (b), and by each Lender in its account or accounts pursuant to Section 2.10(a) and (b), shall be prima facie evidence of the amount of principal and interest due and payable or to become due and payable from the Borrower to, in the case of the Register, each Lender and, in the case of such account or accounts, such Lender, under this Agreement and the other Loan Documents, absent manifest error; provided that the failure of the Administrative Agent or such Lender to make an entry, or any finding that an entry is incorrect, in the Register or such account or accounts shall not limit or otherwise affect the obligations of the Borrower under this Agreement and the other Loan Documents.

SECTION 2.11   Prepayment of Loans.

 (a) Optional Prepayments.

 (i) The Borrower may, upon delivery of a written notice substantially in the form of Exhibit R from a Responsible Officer thereof to the Administrative Agent, at any time or from time to time, voluntarily prepay Term Loans and Revolving Loans, in whole or in part without premium or penalty; provided that (1) such notice must be received by the Administrative Agent not later than 12:00 noon (New York City time) (A) three Business Days prior to any date of prepayment of Eurodollar Rate Loans and (B) one Business Day prior to any date of prepayment of ABR Loans, and (2) any prepayment shall be in a principal amount of $1,000,000 or a whole multiple of $500,000 in excess thereof or, in each case, if less, the entire principal amount thereof then outstanding. Each such notice shall specify the date and amount of such prepayment and the Class(es) and Type(s) of Loans to be prepaid.  The Administrative Agent will promptly notify each Appropriate Lender of its receipt of each such notice, and of the amount of such Lender’s Pro Rata Share of such prepayment.  If such notice is given by the Borrower, the Borrower shall make such prepayment and the payment amount specified in such notice shall be due and payable on the date specified therein.  Any prepayment of a Eurodollar Rate Loan shall be accompanied by all accrued interest thereon, together with any additional amounts required pursuant to Section 2.17.  Each prepayment of Term Loans pursuant to this Section 2.11 shall be applied to the remaining installments thereof as directed by the Borrower (it being understood and agreed that if the Borrower does not so direct at the time of such prepayment, such prepayment shall be applied against the scheduled repayments of Term Loans ~~and~~, Incremental Term Loans and Other Term

time when any Eurodollar Rate Loan is affected by the circumstances described in this Section 2.16(a), the Borrower may either (i) if the affected Eurodollar Rate Loan is then being made pursuant to a Borrowing, cancel such Borrowing by giving the Administrative Agent telephonic notice (confirmed promptly in writing) thereof on the same date that the Borrower receives any such demand from such Lender or (ii) if the affected Eurodollar Rate Loan is then outstanding, require the affected Lender to convert such Eurodollar Rate Loan into an ABR Loan, subject to the requirements of Section 2.17 to the extent applicable.

(b) If any Lender reasonably determines that a Change in Law regarding capital adequacy, liquidity or any change therein or in its interpretation thereof with which such Lender (or its Applicable Lending Office) is required to comply, in each case after the date hereof, would have the effect of reducing the rate of return on the capital of such Lender or any corporation controlling such Lender to a level below that which such Lender or the corporation controlling such Lender could have achieved but for such Change in Law (taking into consideration such Lender’s policies and the policies of any corporation controlling such Lender with respect to capital adequacy or liquidity) as a consequence of such Lender’s obligations hereunder, then from time to time upon written demand of such Lender setting forth in reasonable detail the charge and the calculation of such reduced rate of return (with a copy of such demand to the Administrative Agent given in accordance with Section 2.19), the Borrower shall pay to such Lender such additional amounts as will compensate such Lender for such reduction within ten days after receipt of such demand.

 (c) The Borrower shall pay to each Lender, (i) as long as such Lender shall be required to maintain reserves with respect to liabilities or assets consisting of or including Eurodollar funds or deposits, additional interest on the unpaid principal amount of each Eurodollar Rate Loan equal to the actual costs of such reserves allocated to such Loan by such Lender (as determined by such Lender in good faith, which determination shall be conclusive in the absence of manifest error), and (ii) as long as such Lender shall be required to comply with any reserve ratio requirement or analogous requirement of any other central banking or financial regulatory authority imposed in respect of the maintenance of the Commitments or the funding of the Eurodollar Rate Loans, such additional costs (expressed as a percentage per annum and rounded upwards, if necessary, to the nearest five decimal places) equal to the actual costs allocated to such Commitment or Loan by such Lender (as determined by such Lender in good faith, which determination shall be conclusive absent manifest error) which in each case shall be due and payable on each date on which interest is payable on such Loan, provided that the Borrower shall have received at least ten days’ prior notice (with a copy to the Administrative Agent) of such additional interest or cost from such Lender.  If a Lender fails to give notice ten days prior to the relevant Interest Payment Date, such additional interest or cost shall be due and payable ten days from receipt of such notice. Notwithstanding the foregoing, the Borrower shall not be obligated to make any payments to Lenders pursuant to this Section 2.16(c) to the extent that the costs described in this Section 2.16(c) are then reflected or provided for in the Statutory Rate.

 (d) Subject to Section 2.19(a), failure or delay on the part of any Lender to demand compensation pursuant to this Section 2.16 shall not constitute a waiver of such Lender’s right to demand such compensation.

 (e) If any Lender requests compensation under this Section 2.16, then such Lender will, if requested by the Borrower, use commercially reasonable efforts to designate another Applicable Lending Office for any Loan or Letter of Credit affected by such event; provided that such efforts are made on terms that, in the reasonable judgment of such Lender, cause such Lender and its Applicable Lending Office(s) to suffer no economic, legal or regulatory disadvantage; and provided, further, that nothing in this Section 2.16(e) shall affect or postpone any of the Obligations of the Borrower or the rights of such Lender pursuant to Section 2.16(a), (b), (c) or (d).

 (g) Indebtedness consisting of (A) the financing of insurance premiums or (B) take-or-pay obligations contained in supply arrangements, in each case in the ordinary course of business;

 (h) obligations in respect of performance, bid, appeal and surety bonds and performance and completion guarantees and similar obligations provided by the Borrower or any of its Subsidiaries, in each case in the ordinary course of business or consistent with past practice;

 (i) Guarantees by the Borrower and the Subsidiaries in respect of Indebtedness of the Borrower or any Subsidiary otherwise permitted hereunder; provided that, if the Indebtedness being guaranteed is subordinated to the Obligations, such Guarantee Obligation shall be subordinated to the Guarantee of the Obligations on terms at least as favorable to the Lenders as those contained in the subordination of such Indebtedness;

 (j) Indebtedness of the Borrower owing to any Subsidiary or of any Subsidiary owing to any other Subsidiary or the Borrower to the extent constituting an Investment permitted by Section 6.04; provided that (i) all such Indebtedness of any Loan Party owing to any Subsidiary that is not a Loan Party shall be subordinated to the Obligations on terms (1) at least as favorable to the Lenders as those set forth in the form of intercompany note attached as Exhibit H hereto or (2) otherwise reasonably satisfactory to the Administrative Agent, and (ii) all such Indebtedness owing by a Subsidiary that is not a Loan Party to any Loan Party shall be evidenced by a note and pledged as Collateral for the Obligation;

 (k) Indebtedness, in an aggregate principal amount not to exceed (x) $5,000,000 at any date of assumption if, on a Pro Forma Basis after giving effect to the assumption of such Indebtedness and any Specified Transaction consummated in connection therewith, the Total Leverage Ratio for the most recently ended Test Period is greater than or equal to 3.00:1.00, (y) $15,000,000 at any date of assumption if, on a Pro Forma Basis after giving effect to the assumption of such Indebtedness and any Specified Transaction consummated in connection therewith, the Total Leverage Ratio for the most recently ended Test Period is less than 3.00:1.00 but greater than or equal to 2.00:1.00 and (z) $25,000,000 at any date of assumption if, on a Pro Forma Basis after giving effect to the assumption of such Indebtedness and any Specified Transaction consummated in connection therewith, the Total Leverage Ratio for the most recently ended Test Period is less than 2.00:1.00.

 (l) Indebtedness, in an aggregate principal amount not to exceed $5,000,000 at any time outstanding that is assumed in connection with any Permitted Acquisition and any Permitted Refinancing thereof; provided that (i) such Indebtedness (1) was not incurred in contemplation of such Permitted Acquisition, (2) is secured only by the assets acquired in the applicable Permitted Acquisition (other than acquired Equity Interests), (3) the only obligors with respect to any Indebtedness incurred pursuant to this clause (g) shall be those Persons who were obligors of such Indebtedness prior to such Permitted Acquisition, (ii) immediately prior and after giving effect thereto, no Default shall have occurred or be continuing; (iii) after giving Pro Forma Effect to such Indebtedness, the Borrower shall be in compliance with Sections 6.11 and 6.12 and (iv) the portion of the Consolidated EBITDA attributable to the property or Person being acquired for the period of four fiscal quarters most recently ended for which financial statements of such property or Person are available shall be greater than $0;

 (m) Permitted Subordinated Indebtedness so long as at the time of incurrence of such Permitted Subordinated Indebtedness (i) no Default shall have occurred and be continuing or after giving effect thereto would result therefrom and (ii) on a Pro Forma Basis after giving effect to any such Permitted Subordinated Indebtedness and any Specified Transaction consummated in connection therewith, (1) the Borrower and its Subsidiaries shall be in compliance with the covenants set forth in Section 6.11 and 6.12 as of the last day of the most recently ended Test Period and (2) the Total Leverage require or include, pursuant to their terms at such time, a pledge of after-acquired property, it being understood that such requirement shall not be permitted to apply to any property to which such requirement would not have applied but for such acquisition), and (iii) the Indebtedness secured thereby is permitted under Section 6.01(~~k~~l);

(j) any interest, lien, or title of a lessor or sublessor under leases or subleases (other than leases constituting Capital Lease Obligations) entered into by any of the Borrower or any Subsidiaries in the ordinary course of business and covering the assets so leased;

 (k) Liens arising out of conditional sale, title retention, consignment or similar arrangements for sale of goods by any of the Borrower or any Subsidiaries in the ordinary course of business;

 (l) Liens deemed to exist in connection with Investments in repurchase agreements under clause (e) of the definition of the term “Permitted Investments”;

 (m) Liens that are contractual rights of setoff (i) relating to the establishment of depository relations with banks not given in connection with the incurrence of Indebtedness, (ii) relating to pooled deposit or sweep accounts to permit satisfaction of overdraft or similar obligations incurred in the ordinary course of business of the Subsidiaries or (iii) relating to purchase orders and other agreements entered into with customers of the Borrower or any Subsidiary in the ordinary course of business; and

 (n) other Liens so long as the aggregate outstanding principal amount of the obligations secured thereby does not exceed $2,500,000 at any time.

 SECTION 6.03   Fundamental Changes; Sale-Leasebacks.

 (a) Merge into or consolidate with any other Person, or permit any other Person to merge into or consolidate with it, or liquidate or dissolve, except that:

 (i) any Subsidiary may merge with (1) the Borrower; provided that the Borrower shall be the continuing or surviving Person, or (2) in the case of any Subsidiary, any one or more other Subsidiaries; provided that when any Guarantor is merging with another Subsidiary the continuing or surviving Person shall be a Guarantor;

 (ii) any Subsidiary that is not a Loan Party may merge, amalgamate or consolidate with or into any other Subsidiary that is not a Loan Party;

 (iii) so long as no Default has occurred and is continuing or would result therefrom, any Subsidiary may make a Disposition of all or substantially all of its assets (upon voluntary liquidation or otherwise) to another Subsidiary or the Borrower; provided that if the transferor in such a transaction is a Loan Party, then (1) the transferee must be a Loan Party, (2) to the extent constituting an Investment, such Investment must be a Permitted Investment in or Indebtedness of a Subsidiary in accordance with Section 6.01 and 6.04, respectively;

 (iv) so long as no Default exists or would result therefrom, any Subsidiary of the Borrower may merge with any other Person in order to effect an Investment permitted pursuant to Section 6.04; provided that the continuing or surviving Person shall be a Subsidiary of the Borrower, which together with each of its Subsidiaries, shall have complied with the Collateral and Guarantee Requirement and the requirements of Section 5.12, as applicable;

 (v) so long as no Default has occurred and is continuing or would result therefrom, the Borrower may merge, amalgamate or consolidate with any other Person; provided that the Borrower shall be the continuing or surviving Person; and

 (vi) the Borrower and its Subsidiaries may consummate the Acquisition.

 (b) The Borrower will not, and it will not permit any Subsidiary to, engage to any material extent in any business other than businesses of the type conducted by the Borrower and its Subsidiaries on the Effective Date and businesses reasonably related or ancillary thereto.

 (c) The Borrower will not, and will not permit any Subsidiary to, enter into any Sale-Leaseback or other arrangement with any Person providing for the leasing by any Loan Party of real or personal property that has been or is to be sold or transferred by such Loan Party to such Person or to any other Person to whom funds have been or are to be advanced by such Person on the security of such property or rental obligations of such Loan Party, other than (i) any Permitted Sale-Leaseback, (ii) any such arrangement entered into in connection with the financing of the acquisition of such property with the proceeds of purchase money Indebtedness incurred as permitted by Section 6.01(c) and (iii) any such arrangement involving the sale of fixed assets within 90 days after the acceptance and placement thereof into service if sold for consideration not less than the cost of the purchase thereof  and the lease of which (if a Capitalized Lease) is permitted by Section 6.01(c).

 SECTION 6.04   Investments, Acquisitions, Etc.  Make or hold any Investment, except:

 (a) Investments (i) in cash and assets that constituted Permitted Investments when such Investments were made and (ii) in assets useful in the business and operations of the Borrower or any of the Subsidiaries in the ordinary course;

 (b) loans or advances to officers, directors and employees of the Borrower and its Subsidiaries in the ordinary course of business (i) for reasonable and customary business-related travel, entertainment, relocation and analogous ordinary business purposes and (ii) for other purposes not described in the foregoing clause (i), in an aggregate principal amount outstanding at any time not to exceed $1,000,000 in the aggregate;

(c) Investments consisting of extensions of trade credit in the ordinary course of business;

(d) Investments existing or contemplated on the date hereof and set forth on Schedule 6.04(d) and any modification, replacement, renewal, reinvestment or extension thereof; provided that the amount of the original Investment is not increased from the amount of such Investment on the Effective Date except pursuant to the terms of such Investment as of the Effective Date or as otherwise permitted by this Section 6.04;

(e) to the extent constituting Investments, Liens, Indebtedness, fundamental changes, Dispositions, and Restricted Payments expressly permitted under Section 6.01, 6.02, ~~6.03,~~6.03 (other than 6.03(a)(iv) or 6.03(a)(v)), 6.05 and 6.06, respectively; provided, however, that no Investments may be made solely pursuant to this Section 6.04(e);

(f) Investments in Swap Agreements permitted under Section 6.01(d);

Third, to payment of that portion of the Obligations constituting accrued and unpaid interest (including, but not limited to, post-petition interest), ratably among the Lenders in proportion to the respective amounts described in this clause Third payable to them;

Fourth, to payment of that portion of the Obligations constituting unpaid principal of Loans~~, ratably among the Secured Parties in proportion to the respective amounts described in this clause Fourth held by them~~ and amounts due and payable to Hedge Banks under one or more Secured Hedge Agreements, ratably based upon the respective aggregate amounts of all such Obligations owing to the Lenders and the other Secured Parties on such date;

Fifth, to the Administrative Agent for the account of the Issuing Banks, to Cash Collateralize that portion of Letter of Credit obligations comprised of the aggregate undrawn amount of Letters of Credit;

Sixth, to the payment of all other Obligations of the Loan Parties that are due and payable to the Administrative Agent and the other Secured Parties on such date, ratably based upon the respective aggregate amounts of all such Obligations owing to the Administrative Agent and the other Secured Parties on such date (excluding any remaining Obligations owing under or in respect of ~~Secured Hedge Agreements and~~ Cash Management Documents);

Seventh, to the payment of all remaining Obligations of the Loan Parties owing under or in respect of ~~Secured Hedge Agreements and~~ Cash Management Documents that are then due and payable to ~~the Hedge Banks and~~ the Cash Management Banks, as applicable, ratably based upon the respective aggregate amounts of all such Obligations owing to such ~~Hedge Banks and~~ Cash Management Banks; and

Last, the balance, if any, after all of the Obligations have been paid in full, to the Borrower or as otherwise required by Law.

Subject to Section 2.03(c), amounts used to Cash Collateralize the aggregate undrawn amount of Letters of Credit pursuant to clause Fifth above shall be applied to satisfy drawings under such Letters of Credit as they occur.  If any amount remains on deposit as Cash Collateral after all Letters of Credit have either been fully drawn or expired, such remaining amount shall be applied to the other Obligations, if any, in the order set forth above and, if no Obligations remain outstanding, to the Borrower.

ARTICLE VIII

Administrative Agent

SECTION 8.01   Appointment and Authority.

 (a) Each of the Lenders and the Issuing Banks hereby irrevocably appoints, designates and authorizes Royal Bank of Canada to act on its behalf as the Administrative Agent hereunder and under the other Loan Documents and authorizes the Administrative Agent to take such actions on its behalf and to exercise such powers as are delegated to the Administrative Agent by the terms hereof or thereof, together with such actions and powers as are reasonably incidental thereto.  The provisions of this Article are solely for the benefit of the Administrative Agent, the Lenders and the Issuing Banks, and the Borrower shall not have rights as a third party beneficiary of, or any obligations under, any of such provisions except for its consent rights set forth in Section 8.06.

SECTION 8.09   Administrative Agent May File Proofs of Claim. In case of the pendency of any proceeding under any Debtor Relief Law or any other judicial proceeding relative to any Loan Party, the Administrative Agent (irrespective of whether the principal of any Loan or outstanding Letter of Credit shall then be due and payable as herein expressed or by declaration or otherwise and irrespective of whether the Administrative Agent shall have made any demand on the Borrower) shall be entitled and empowered, by intervention in such proceeding or otherwise:

 (a) to file and prove a claim for the whole amount of the principal and interest owing and unpaid in respect of the Loans, L/C Obligations and all other Obligations that are owing and unpaid and to file such other documents as may be necessary or advisable in order to have the claims of the Lenders, the Issuing Banks and the Administrative Agent (including any claim for the reasonable compensation, expenses, disbursements and advances of the Lenders, the Issuing Banks and the Administrative Agent and their respective agents and counsel and all other amounts due the Lenders, the Issuing Banks and the Administrative Agent under Sections 2.12 and 9.03) allowed in such judicial proceeding; and

 (b) to collect and receive any monies or other property payable or deliverable on any such claims and to distribute the same; and any custodian, receiver, assignee, trustee, liquidator, sequestrator or other similar official in any such judicial proceeding is hereby authorized by each Lender and Issuing Bank to make such payments to the Administrative Agent and, if the Administrative Agent shall consent to the making of such payments directly to the Lenders and the Issuing Banks, to pay to the Administrative Agent any amount due for the reasonable compensation, expenses, disbursements and advances of the Administrative Agent and its agents and counsel, and any other amounts due the Administrative Agent under Sections 2.12 and 9.03 or otherwise hereunder.

Nothing contained herein shall be deemed to authorize the Administrative Agent to authorize or consent to or accept or adopt on behalf of any Lender or Issuing Bank any plan of reorganization, arrangement, adjustment or composition affecting the Obligations or the rights of any Lender or Issuing Bank to authorize the Administrative Agent to vote in respect of the claim of any Lender or Issuing Bank or in any such proceeding.

SECTION 8.10 Release of Collateral and Guarantee. The Lenders (including in their capacities as Hedge Banks and Cash Management Banks) and each Issuing Bank irrevocably agree and authorize the Administrative Agent:

(a) to release any Lien on any property granted to or held by the Administrative Agent under any Loan Document (i) upon termination of the Commitments and payment in full in cash of all Obligations and all other amounts payable under the Credit Agreement and the other Loan Documents (other than to the extent a claim has been made therefor, contingent indemnification and contingent expense reimbursement obligations and any Obligations in respect of Secured Hedge Agreements or Cash Management Obligations unless provided otherwise under the terms of any such Secured Hedge Agreements or Cash Management Documents) and the expiration or termination of all Letters of Credit (unless the Letters of Credit in the Outstanding Amount of the L/C Obligations related thereto have been Cash Collateralized up to 105% of such Outstanding Amounts or if a backstop letter of credit reasonably satisfactory to the applicable Issuing Bank is in place) (the date upon which the conditions in this Section 8.10(a)(i) shall have been satisfied, the “Termination Date”), (ii) upon any permitted sale, lease, transfer or other Disposition of any item of Collateral of any Loan Party in accordance with the terms of the Loan Documents (including, without limitation, as a result of the sale, in accordance with the terms of the Loan Documents, of the Loan Party that owns such Collateral), (iii) subject to Section ~~9.01,~~9.02, if the release privileges and duties of such Supplemental Administrative Agent, to the extent permitted by Law, shall vest in and be exercised by the Administrative Agent until the appointment of a new Supplemental Administrative Agent.

SECTION 8.14 Withholding Tax. To the extent required by any applicable Laws, the Agents may withhold from any payment to any Lender an amount equivalent to any applicable withholding Tax. Without limiting or expanding the provisions of Section 2.18, each Lender shall indemnify and hold harmless the Agents against, within ten days after written demand therefor, any and all Taxes and any and all related losses, claims, liabilities and expenses (including fees, charges and disbursements of any counsel for the Agents) incurred by or asserted against the Agents as a result of the failure of the Agents to properly withhold any Tax from amounts paid to or for the account of such Lender for any reason (including, without limitation, because the appropriate form was not delivered or not properly executed, or because such Lender failed to notify the Agents of a change in circumstance that rendered the exemption from, or reduction of withholding Tax ineffective).  A certificate as to the amount of such payment or liability delivered to any Lender by the Agents shall be conclusive absent manifest error.  Each Lender hereby authorizes the Agents to set off and apply any and all amounts at any time owing to such Lender under this Agreement or any other Loan Document against any amount due the Agents under this Section 8.14. The agreements in this Section 8.14 shall survive the resignation and/or replacement of the Agents, any assignment of rights by, or the replacement of, a Lender, the termination of the Commitments and the repayment, satisfaction or discharge of all other Obligations.

SECTION 8.15 Indemnification of Agents. Whether or not the transactions contemplated hereby are consummated, the Lenders shall indemnify upon demand each Agent Party (to the extent not reimbursed by or on behalf of any Loan Party and without limiting the obligation of any Loan Party to do so), pro rata, and hold harmless each Agent Party from and against any and all Indemnified Liabilities to the extent incurred by it; provided that no Lender shall be liable for the payment to any Agent Party of any portion of such Indemnified Liabilities to the extent resulting from such Agent Party’s own gross negligence, bad faith or willful misconduct, as determined by the final non-appealable judgment of a court of competent jurisdiction; provided that no action taken in accordance with the directions of the Required Lenders (or such other number or percentage of the Lenders as shall be required by the Loan Documents) shall be deemed to constitute gross negligence, bad faith or willful misconduct for purposes of this Section 8.15. In the case of any investigation, litigation or proceeding giving rise to any Indemnified Liabilities, this Section 8.15 applies whether any such investigation, litigation or proceeding is brought by any Lender or any other Person. Without limitation of the foregoing, each Lender shall reimburse the Administrative Agent upon demand for its ratable share of any costs or out-of-pocket expenses (including costs of counsel) incurred by the Administrative Agent in connection with the preparation, execution, delivery, administration, modification, amendment or enforcement (whether through negotiations, legal proceedings or otherwise) of, or legal advice in respect of rights or responsibilities under, this Agreement, any other Loan Document, or any document contemplated by or referred to herein, to the extent that the Administrative Agent is not reimbursed for such expenses by or on behalf of the Borrower; provided that such reimbursement by the Lenders shall not affect the Borrower’s continuing reimbursement obligations with respect thereto, if any. The undertaking in this Section 8.15 shall survive termination of the Commitments, the payment of all other Obligations and the resignation of the Administrative Agent.

SECTION 8.16   Cash Management Obligations; Secured Hedge Agreements. Except as otherwise expressly set forth herein or in any Security Document, no Hedge Bank or Cash Management Bank that obtains the benefits of Section 7.03, any Guarantee or any Collateral by virtue of the provisions hereof or of any Security Document shall have any right to notice of any action or to consent to, direct or object to any action hereunder or under any other Loan Document or otherwise in respect of the Collateral (including the release or impairment of any Collateral) other than in its capacity as a Lender and, in such the exercise of any other right or power.  The rights and remedies of the Administrative Agent, the Issuing Banks and the Lenders hereunder and under the other Loan Documents are cumulative and are not exclusive of any rights or remedies that they would otherwise have.  No waiver of any provision of this Agreement or any Loan Document or consent to any departure by any Loan Party therefrom shall in any event be effective unless the same shall be permitted by paragraph (b) of this Section, and then such waiver or consent shall be effective only in the specific instance and for the purpose for which given. Without limiting the generality of the foregoing, the making of a Loan or the issuance, amendment, renewal or extension of a Letter of Credit shall not be construed as a waiver of any Default, regardless of whether the Administrative Agent, any Lender or any Issuing Bank may have had notice or knowledge of such Default at the time.  No notice or demand on the Borrower in any case shall entitle the Borrower to any other or further notice or demand in similar or other circumstances.

(b) Except as provided in Section 2.21 with respect to any Incremental Amendment or Section 2.22 with respect to any Refinancing Amendment, neither this Agreement, any Loan Document nor any provision hereof or thereof may be waived, amended or modified except, in the case of this Agreement, pursuant to an agreement or agreements in writing entered into by the Borrower and the Required Lenders (or the Administrative Agent with the consent of the Required Lenders) or, in the case of any other Loan Document, pursuant to an agreement or agreements in writing entered into by the Administrative Agent and the Loan Party or Loan Parties that are parties thereto, in each case with the consent of the Required Lenders, and then such waiver or consent shall be effective only in the specific instance and for the specific purpose for which given; provided that no such agreement shall:

(i) increase the Commitment of any Lender without the written consent of such Lender;

(ii) reduce the principal amount of any Loan or L/C Advance or reduce the rate of interest thereon, or reduce any fees or premiums payable hereunder or under the Loan Documents, without the written consent of each Lender directly and adversely affected thereby (it being understood that any change to the definition of “Total Leverage Ratio” or in the component definitions thereof shall not constitute a reduction of interest or fees), provided that only the consent of the Required Lenders shall be necessary to waive any obligation of the Borrower to pay default interest pursuant to Section 2.07(b);

(iii) postpone the maturity of any Loan, or the date of any scheduled amortization payment of the principal amount of any Term Loan under Section ~~2.10~~2.06 or the applicable Refinancing Amendment, or the reimbursement date with respect to any L/C Advance, or any date for the payment of any interest or fees payable hereunder, or reduce the amount of, waive or excuse any such payment, or postpone the scheduled date of expiration of any Commitment, without the written consent of each Lender directly and adversely affected thereby;

(iv) change Section ~~2.20(b) or (c)~~2.13 in a manner that would alter the pro rata sharing of payments required thereby, without the written consent of each Lender directly and adversely affected thereby;

 (v) change any of the provisions of this Section 9.02 without the written consent of each Lender directly and adversely affected thereby;

(vi) change the percentage set forth in the definition of “Required Lenders” or any other provision of any Loan Document specifying the number or percentage of Lenders (or Lenders of any Class) required to waive, amend or modify any rights thereunder or make any determination or grant any consent thereunder, without the written consent of each Lender (or each Lender of such Class, as the case may be);

(vii) release all or substantially all the value of the Guarantees under the Guarantee Agreement without the written consent of each Lender; or

(viii) release or subordinate all or substantially all the Collateral from the Liens of the Security Documents, without the written consent of each Lender;

provided further that no such agreement shall amend, modify or otherwise affect the rights or duties of the Administrative Agent, the Swingline Lender or any Issuing Bank without the prior written consent of the Administrative Agent, such Swingline Lender or such Issuing Bank, as the case may be. This Agreement or any other Loan Document may be amended, if such amendment is not objected to in writing by the Lenders within five Business Days following receipt of notice thereof, by an agreement in writing entered into by the Borrower and the Administrative Agent to cure any ambiguity, omission, defect or inconsistency or actual or perceived illegality or unenforceability of any provision in any jurisdiction or with respect to any Loan Party.  Notwithstanding anything in this Section 9.02 to the contrary, (1) technical and conforming modifications to the Loan Documents may be made with the consent of the Borrower and the Administrative Agent to the extent necessary to integrate any Incremental Facilities or any Credit Agreement Refinancing Indebtedness, (2) the Fee Letter may be amended or modified, or rights or privileges thereunder waived, in a writing executed only by the parties thereto and (3) without the consent of any Lender or Issuing Bank, the Loan Parties and the Administrative Agent or any collateral agent may (in their respective sole discretion, or shall, to the extent required by any Loan Document) enter into any amendment, modification or waiver of any Loan Document, or enter into any new agreement or instrument, to effect the granting, perfection, protection, expansion or enhancement of any security interest in any Collateral or additional property to become Collateral for the benefit of the Secured Parties or as required by local law to give effect to, or protect any security interest for benefit of the Secured Parties, in any property or so that the security interests therein comply with applicable Laws or this Agreement or in each case to otherwise enhance the rights or benefits of any Lender under any Loan Document.  The Administrative Agent shall make available to the Lenders copies of each amendment or other modification to this Agreement.

Notwithstanding the foregoing, ~~(i) the Lead Arrangers may amend this Agreement as necessary without the consent of any other Person to comply with the “market flex” provisions in the Fee Letter and (ii)~~ the consent of the Required Revolving Lenders shall be required if any amendment, modification or waiver has the effect of (1) requiring the Revolving Lenders to make Revolving Loans when not otherwise required to do so under the Loan Documents or (2) modifying the amount of the Swingline Sublimit or the Letter of Credit Commitment.

 (c) In connection with any proposed amendment, modification, waiver or termination (a “Proposed Change”) requiring the consent of all Lenders or all directly and adversely affected Lenders, if the consent of the Required Lenders (and, to the extent any Proposed Change requires the consent of Lenders holding Loans of any Class, the consent of a Majority in Interest of the outstanding Loans and unused Commitments of such Class) to such Proposed Change is obtained, but the consent to such Proposed Change of other Lenders whose consent is required is not obtained (any such Lender whose consent is not obtained as described in paragraph (b) of this Section being referred to as a “Non-Consenting Lender”), then, so long as the Lender that is acting as Administrative Agent is not a Non-Consenting Lender, the Borrower may, at its sole expense and effort, upon notice to such Non-Consenting Lender and the Administrative Agent, require such Non-Consenting Lender to assign and delegate, without recourse (in accordance with and subject to the restrictions contained in Section 9.04), all its interests, rights and obligations under this Agreement (or in respect of any applicable Class

Revolving Exposures, outstanding Term Loans and Incremental Term Loans and unused Commitments at such time (or, in the case of a payment to an Issuing Bank, its share of the aggregate Revolving Exposures only).  The obligations of the Lenders under this paragraph (c) are subject to the last sentence of Section 2.02(f) (which shall apply mutatis mutandis to the Lenders’ obligations under this paragraph (c)).

 (d) To the extent permitted by applicable Laws, the Borrower shall not assert, and hereby waives, any claim against any Indemnitee (i) for any direct or actual damages arising from the use by unintended recipients of information or other materials distributed to such unintended recipients by such Indemnitee through telecommunications, electronic or other information transmission systems (including the Internet) in connection with this Agreement or the other Loan Documents or the transactions contemplated hereby or thereby; provided that such indemnity shall not, as to any Indemnitee, be available to the extent that such direct or actual damages are determined by a court of competent jurisdiction by final, non-appealable judgment to have resulted from the gross negligence, bad faith or willful misconduct of, or a material breach of the Loan Documents by, such Indemnitee or (ii) on any theory of liability, for special, indirect, consequential or punitive damages arising out of, in connection with, or as a result of, this Agreement, any other Loan Document or any agreement or instrument contemplated hereby or thereby, the Transactions, any Loan or Letter of Credit or the use of the proceeds thereof.

 (e) All amounts due under this Section shall be payable not later than five Business Days after written demand therefor; provided, however, that any Indemnitee shall promptly refund an indemnification payment received hereunder to the extent that there is a final judicial determination that such Indemnitee was not entitled to indemnification with respect to such payment pursuant to this Section
9.03. The agreements in this Section 9.03 shall survive the resignation of any Agent, the replacement of any Lender or any Issuing Bank, the termination of the Commitments and the repayment, satisfaction or discharge of all the other Obligations.

 (f) The Borrower shall not be liable for any settlement of any Proceedings effected without its consent (which consent shall not be unreasonably withheld or delayed), but if settled with its consent or if there is a final judgment for the plaintiff in such Proceedings, the Borrower will indemnify and hold harmless each Indemnitee from and against any Indemnified Liabilities in accordance with the foregoing clause (~~a~~b). The Borrower shall not, without the prior written consent of an Indemnitee (which consent shall not be unreasonably withheld or delayed), effect any settlement or consent to the entry of any judgment of any pending or threatened Proceedings in respect of which indemnity could have been sought hereunder by such Indemnitee unless (i) such settlement includes an unconditional release of such Indemnitee in form and substance satisfactory to such Indemnitee from all liability on claims that are the subject matter of such Proceedings, (ii) does not include any statement as to or any admission of fault, culpability or a failure to act by or on behalf of any Indemnitee and (iii) contains customary confidentiality and non-disparagement provisions.

 (g) In the event that an Indemnitee is requested or required to appear as a witness in any action brought by or on behalf of or against the Borrower or any of its Subsidiaries or Affiliates in which such Indemnitee is not named as a defendant, the Borrower shall reimburse such Indemnitee for all reasonable and documented out-of-pocket expenses incurred by it in connection with such Indemnitee’s appearing and preparing to appear as such a witness, including without limitation, the reasonable fees and expenses of its legal counsel.

 SECTION 9.04 Successors and Assigns.

 (a) The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns permitted hereby (including any Affiliate

SECTION 9.06 Counterparts; Integration; Effectiveness. This Agreement may be executed in counterparts (and by different parties hereto on different counterparts), each of which shall constitute an original, but all of which when taken together shall constitute a single contract.  This Agreement, the other Loan Documents, the provisions of the Commitment Letter that survive the execution of this Agreement by their terms and any separate letter agreements with respect to fees payable to the Administrative Agent or the syndication of the Loans and Commitments constitute the entire contract among the parties relating to the subject matter hereof and supersede any and all previous agreements and understandings, oral or written, relating to the subject matter hereof.  For the avoidance of doubt, the Fee Letter and Section 10 of the Commitment Letter survive the Effective Date and the execution and delivery of the Loan Documents. Except as provided in Section 4.01, this Agreement shall become effective when it shall have been executed by the Administrative Agent and when the Administrative Agent shall have received counterparts hereof that, when taken together, bear the signatures of each of the other parties hereto, and thereafter shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns.  Delivery of an executed counterpart of a signature page of this Agreement by facsimile or other electronic means shall be effective as delivery of a manually executed counterpart of this Agreement.

SECTION 9.07 Severability. Any provision of this Agreement held to be invalid, illegal or unenforceable in any jurisdiction or with respect to any Loan Party shall, as to such jurisdiction or such Loan Party, as the case may be, be ineffective to the extent of such invalidity, illegality or unenforceability without affecting the validity, legality and enforceability of the remaining provisions hereof; and the invalidity of a particular provision in a particular jurisdiction or with respect to a particular Loan Party shall not invalidate such provision in any other jurisdiction or with respect to any other Loan Party. Without limiting the foregoing provisions of this Section 9.07, if and to the extent that the enforceability of any provisions in this Agreement relating to Defaulting Lenders shall be limited by Debtor Relief Laws, as determined in good faith by the Administrative Agent or an Issuing Bank, as applicable, then such provisions shall be deemed to be in effect only to the extent not so limited.

SECTION 9.08 Right of Setoff. If an Event of Default shall have occurred and be continuing, the Administrative Agent, each Lender, each Issuing Bank and each of their respective Affiliates is hereby authorized at any time, and from time to time, to the fullest extent permitted by Law, to set off and apply any and all deposits (general or special, time or demand, provisional or final, in whatever currency) at any time held and other obligations at any time owing by the Administrative Agent, such Lender, any such Issuing Bank or any such Affiliate to or for the credit or the account of the Borrower against any of and all the obligations of the Borrower then due and owing under this Agreement held by the Administrative Agent, such Lender or Issuing Bank, irrespective of whether or not the Administrative Agent, such Lender or Issuing Bank shall have made any demand under this Agreement or any other Loan Document and although (a) such obligations may be contingent or unmatured and (b) such obligations are owed to a branch or office of the Administrative Agent, such Lender or Issuing Bank different from the branch or office holding such deposit or obligated on such Indebtedness; provided that in the event that any Defaulting Lender shall exercise any such right of setoff, (1) all amounts so set off shall be paid over immediately to the Administrative Agent for further application in accordance with the provisions of Section 2.24 and, pending such payment, shall be segregated by such Defaulting Lender from its other funds and deemed held in trust for the benefit of the Administrative Agent and the Lenders and (2) the Defaulting Lender shall provide promptly to the Administrative Agent a statement describing in reasonable detail the Obligations owing to such Defaulting Lender as to which it exercised such right of setoff. The Administrative Agent, the applicable Lender and applicable Issuing Bank shall notify the Borrower and the Administrative Agent of such setoff and application; provided that any failure to give or any delay in giving such notice shall not affect the validity of any such setoff and application under this Section 9.08.  The rights of the Administrative Agent, each Lender, each Issuing Bank and their respective Affiliates under this Section are in addition to other rights and remedies (including other rights

SCHEDULE 2.01

COMMITMENTS

On file with the Administrative Agent.

SCHEDULE 5.13

CERTAIN POST-CLOSING OBLIGATIONS

1.   Within 30 days after the Effective Date (or such longer period as the Administrative Agent may agree in its reasonable discretion), deliver a control agreement with respect to the Loan Parties’ Deposit Accounts (excluding any Excluded Accounts (as such term is defined in the Collateral Agreement)).

2.           With respect to each parcel of the Material Real Property located at (a) 201 North Walnut Street, Cottonwood Falls, Kansas 66845, (b) 2853 South Hillside, Wichita, Kansas 67216, (c) 106 Midland Drive, Cuba, Missouri 65453, and (d) ~~7970 S.~~13869 South Highway 94, Dutzow, Missouri ~~63342, and (e) 16900 East Tiger Switch Road, Catoosa, Oklahoma 74015~~63342 (as used in this Schedule 5.13, each, a “Specified Property”), on or before the date that is 90 days after the Effective Date (or such later date as may be agreed to by the Administrative Agent in its reasonable discretion), deliver:

(i)	a fully executed and notarized Mortgage encumbering such Specified Property;

(ii)
an as-built survey of the sites of such Specified Property certified to the Administrative Agent and the title insurance company issuing the policies referred to in clause (iii) below in a manner reasonably satisfactory to each of the Administrative Agent and such title insurance company, dated a date reasonably satisfactory to each of the Administrative Agent and such title insurance company by an independent professional licensed land surveyor, which such survey shall be sufficient to delete any standard printed survey exception contained in the applicable title policy or otherwise be in accordance with the 2011 ALTA/ACSM Minimum Standard Detail Requirements for Land Title Surveys including items 1, 2, 3, 4, 6(a), 6(b), 7(a), 7(b)(1), 7(c), 8, 9, 11(a), 16, 17, 18 and 21 of Table A thereof; provided, however, that any as-built survey delivered by Borrower to the Administrative Agent and title company that is sufficient to delete any standard printed survey exception contained in the applicable title policy shall be deemed to meet the requirements of this subsection (ii);

(iii)
ALTA mortgagee title insurance policies issued by a title insurance company reasonably acceptable to the Administrative Agent with respect to such Specified Property, assuring the Administrative Agent that the Mortgage creates a valid and enforceable mortgage lien on such Specified Property, free and clear of all defects and encumbrances except as expressly permitted by Section 6.02, which such title insurance policies shall otherwise be in form and substance reasonably satisfactory to the Administrative Agent and shall include such endorsements as are reasonably requested by the Administrative Agent;

(iv)
evidence as to (A) whether such Specified Property is a Flood Hazard Property and (B) if such Specified Property is a Flood Hazard Property, (1) whether the community in which such Specified Property is located is participating in the National Flood Insurance Program, (2) the applicable Loan Party's written acknowledgment of receipt of written notification from the Administrative Agent (a) as to the fact that such

ANNEX A
STANDARD TERMS AND CONDITIONS FOR

ASSIGNMENT AND ASSUMPTION

1. Representations and Warranties.

1.1 Assignor. The Assignor (a) represents and warrants that (i) it is the legal and beneficial owner of the Assigned Interest, (ii) the Assigned Interest is free and clear of any lien, encumbrance or other adverse claim and (iii) it has full power and authority, and has taken all action necessary, to execute and deliver this Assignment and Assumption and to consummate the transactions contemplated hereby; and (b) assumes no responsibility with respect to (i) any statements, warranties or representations made in or in connection with the Credit Agreement or any other Loan Document, (ii) the execution, legality, validity, enforceability, genuineness, sufficiency or value of the Loan Documents or any collateral thereunder, (iii) the financial condition of the Borrower, any of its Affiliates or any of the Subsidiaries or any other Person obligated in respect of any Loan Document or (iv) the performance or observance by the Borrower, any of its Affiliates or any of the Subsidiaries or any other Person of any of their respective obligations under any Loan Document.

1.2 Assignee. The Assignee (a) represents and warrants that (i) it has full power and authority, and has taken all action necessary, to execute and deliver this Assignment and Assumption and to consummate the transactions contemplated hereby and to become a Lender under the Credit Agreement, (ii) it meets all requirements of an Eligible Assignee under the Credit Agreement (subject to receipt of such consents as may be required under the Credit Agreement) and it is not a Defaulting Lender, a Subsidiary of a Defaulting Lender or any Person who, upon becoming a Lender under the Credit Agreement, would constitute a Defaulting Lender or a Subsidiary of a Defaulting Lender, (iii) from and after the Effective Date, it shall be bound by the provisions of the Credit Agreement as a Lender thereunder and, to the extent of the Assigned Interest, shall have the obligations of a Lender thereunder,

(iv) it is sophisticated with respect to decisions to acquire assets of the type represented by the Assigned Interest and either it, or the Person exercising discretion in making its decision to acquire the Assigned Interest, is experienced in acquiring assets of such type, (v) it has received a copy of the Credit Agreement, together with copies of the most recent financial statements delivered pursuant to Section 5.01(a) or (b) thereof, as applicable, and such other documents and information as it has deemed appropriate to make its own credit analysis and decision to enter into this Assignment and Assumption and to purchase the Assigned Interest on the basis of which it has made such analysis and decision independently and without reliance on the Administrative Agent or any other Lender, (vi) if it is a Lender that is not a United States person, attached hereto is any documentation required to be delivered by it pursuant to the terms of the Credit Agreement, duly completed and executed by the Assignee and (vii) if it is an Affiliated Lender, it has indicated its status as such in the space provided on the first page of this Assignment and Assumption, and it does not possess material non-public information with respect to the Borrower and its Subsidiaries or the securities of any of them that have not been disclosed to the Lenders generally (other than Lenders who elect not to receive such information); and (b) agrees that (i) it will, independently and without reliance on the Administrative Agent, the Assignor or any other Lender, and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under the Loan Documents, and (ii) it will perform in accordance with their terms all of the obligations which by the terms of the Loan Documents are required to be performed by it as a Lender.

2. Payments. From and after the Effective Date referred to in this Assignment and Assumption, the Administrative Agent shall make all payments in respect of the Assigned Interest (including payments of principal, interest, fees and other amounts) to the Assignor for amounts which

EXHIBIT Q

Form of Committed Loan Notice

Date: [__], 20[__]
To: Royal Bank of Canada, as Administrative Agent

Ladies and Gentlemen:

Reference is made to the Credit Agreement dated as of December 28, 2012 (as amended, restated, amended and restated, extended, supplemented or otherwise modified in writing from time to time, the “Credit Agreement”), among LMI AEROSPACE, INC., a Missouri corporation (the “Borrower”), the Lenders and the Issuing Banks party thereto and ROYAL BANK OF CANADA, as Administrative Agent.  Capitalized terms used but not defined herein have the meanings given to such terms in the Credit Agreement.

Pursuant to Section 2.02(a)[2.03(b)]1  of the Credit Agreement, the undersigned, a Responsible Officer of the Borrower, hereby requests a:

☐ A Term	☐ A Revolving	☐ A conversion	☐ A continuation	☐ A request for
Borrowing	Borrowing	of Loans from one Type to	of Eurodollar	a Letter of to Credit2
		the other	Rate Loans

1	On _____________________________________________ (a Business Day).
2	In the aggregate principal amount of $ ________________________.3
3	With a rate of interest determined by reference to the [Alternate Base Rate/Eurodollar Rate].4

1	Section 2.03(b) for notices requesting issuance (or amendment) of a Letter of Credit.
2
For requests for issuances of Letters of Credit, please specify (i) the date of issuance or amendment (which shall be a Business Day), (ii) the amount thereof, (iii) the expiry date thereof,  (iv) the name and address of the beneficiary thereof, (v) the documents to be presented by such beneficiary in case of any drawing thereunder, (vi) the full text of any certificate to be presented by such beneficiary in case of any drawing thereunder, (vii) such other matters as the relevant Issuing Bank may reasonably request and (viii) if such request is for an amendment of an outstanding Letter of Credit, please identify (a) the Letter of Credit to be amended and (b) the nature of the proposed amendment.  Note that the Committed Loan Notice, together with a Letter of Credit Application (in the form from time to time in use by the Issuing Bank), must be delivered to the Issuing Bank (with a copy to the Administrative Agent).

3
Each Borrowing, conversion or continuation shall be in minimum aggregate principal amount of (i) in the case of a Eurodollar Rate Loan, $1,000,000 or a whole multiple of $100,000 in excess thereof and (ii) in the case of an ABR Loan, $~~[~~1,000,000~~]~~ or a whole multiple of $~~[~~500,000~~]~~ in excess thereof.

4
The Loans may from time to time be (i) Eurodollar Rate Loans, (ii) ABR Loans or (iii) a combination thereof, as determined by the Borrower and notified to the Administrative Agent in accordance with Section 2.02 of the Credit Agreement; provided that, pursuant to Section 2.02(e) of the Credit Agreement, Eurodollar Rate Loans may not be selected for the initial Borrowing.

Exhibit B
Collateral Agreement Amendments

credit or other files, records, ledger sheets or cards, invoices, and other papers relating to Receivables, including, without limitation, all tapes, cards, computer tapes, computer discs, computer runs, record keeping systems and other papers and documents relating to the Receivables, whether in the possession or under the control of any Grantor or any computer bureau or agent from time to time acting for such Grantor or otherwise, (iii) all evidences of the filing of financing statements and the registration of other instruments in connection therewith, and amendments, supplements or other modifications thereto, notices to other creditors, secured parties or agents thereof, and certificates, acknowledgements, or other writings, including, without limitation, lien search reports, from filing or other registration officers, (iv) all credit information, reports and memoranda relating thereto and (v) all other written or non-written forms of information related in any way to the foregoing or any Receivable.

“Collateral Agreement Supplement” means an agreement in the form of Exhibit I hereto.

“Security Interest” has the meaning assigned to such term in Section 3.01(a).

ARTICLE II

Pledge of Securities

SECTION 2.01 Pledge. As security for the payment or performance, as the case may be, in full of the Obligations, including obligations under the Guarantee Agreement, each Grantor hereby collaterally assigns and pledges to the Administrative Agent, its successors and assigns, for the benefit of the Secured Parties, and hereby grants to the Administrative Agent, its successors and assigns, for the benefit of the Secured Parties, a security interest in, all of such Grantor’s right, title and interest in, to and under and whether now or hereafter existing or arising (i) all Equity Interests owned or otherwise held by it in each of its Subsidiaries listed on Schedule I and any other Equity Interests in any Subsidiary of the Borrower obtained after the date of this Agreement by such Grantor and the certificates representing all such Equity Interests (collectively, the “Pledged Equity”); provided that the Pledged Equity shall not include (A) Equity Interests in any Subsidiary that is directly or indirectly owned by a CFC, (B) more than 65% of the issued and outstanding Voting Interests of each Subsidiary that is a CFC, (C) Equity Interests in any Person (other than Wholly Owned Subsidiaries) to the extent not permitted to be pledged by the terms of such Person’s organizational or joint venture documents and (D) ~~Equity~~more than 65% of the issued and outstanding Voting Interests of any Domestic Subsidiary whose only asset is the Equity Interests in Foreign Subsidiaries; (ii) (A) all debt securities owned by it and listed opposite the name of such Grantor on Schedule I, (B) any debt securities obtained after the date of this Agreement by such Grantor and (C) the promissory notes and any other instruments evidencing such debt securities (the debt securities referred to in clauses (A), (B) and (C) of this clause (ii) are collectively referred to as the “Pledged Debt”); provided that the Pledged Debt shall exclude intercompany Indebtedness owed by any Subsidiary that is a CFC or is directly or indirectly owned by a CFC solely to the extent a pledge thereof could reasonably be expected to result in material adverse tax consequences; (iii) all other property that is delivered to and held by the Administrative Agent in accordance with the Collateral and Guarantee Requirement; (iv) subject to Section 2.06, all payments of principal or interest, dividends, cash, instruments and other property from time to time received, receivable or otherwise distributed in respect of, in exchange for or upon the conversion of, and all other proceeds received in respect of, the securities referred to in clauses (i) and (ii) above; (v) all rights and privileges of such Grantor with respect to the securities and other property referred to in clauses (i), (ii) and (iii) above; and (vi) all proceeds of any of the foregoing (the items referred to in clauses (i) through (vi) above being collectively referred to as the “Pledged Collateral”); provided that the Pledged Collateral shall exclude (A) any assets the pledge of which is prohibited by law or by agreements containing anti-assignment clauses not overridden by the Uniform Commercial Code or other applicable Law and (B) any intellectual property and related assets

(vii) all Goods;

(viii) all Instruments;

(ix) all Inventory;

(x) all Investment Property;

(xi) all Commercial Tort Claims described on Schedule II;

(xii)  all Receivables and Receivables Records;

(xiii) all Letter of Credit Rights;

(xiv) all property of such Grantor held by any Secured Party, including all

(xv)    all books and records pertaining to the Article 9 Collateral; and

(xvi) to the extent not otherwise included, all proceeds and products of any and all of the foregoing and all supporting obligations, collateral security and guarantees given by any Person with respect to any of the foregoing;

provided that notwithstanding anything to the contrary in this Agreement, this Agreement shall not constitute a grant of a security interest in (A) motor vehicles and other assets subject to certificates of title, (B) Equity Interests of any Subsidiary that is directly or indirectly owned by a CFC, (C) more than 65% of the issued and outstanding Voting Interests of each Subsidiary that is a CFC and that is directly held by the Borrower or by any Domestic Subsidiary of the Borrower, (D) Equity Interests in any Person (other than Wholly-Owned Subsidiaries) to the extent not permitted to be pledged by the terms of such Person’s organizational or joint venture documents, (E) any asset with respect to which the Administrative Agent and the Borrower reasonably determine that the costs of obtaining such a security interest or perfection thereof are excessive in relation to the value to the Lenders of the security to be afforded thereby, (F) assets (including interests in any partnership, joint venture or non Wholly-Owned Subsidiary of the Borrower) to the extent a pledge thereof or security interest therein is prohibited by applicable Law, regulation or agreements in effect on the date of this Agreement or the date of acquisition of such asset from a third party and containing enforceable anti-assignment clauses not overridden by the Uniform Commercial Code or other applicable Law, (G) any lease, license or other agreement or any property subject to a purchase money security interest or Capital Lease Obligation or similar arrangement which is permitted under the Loan Documents to the extent that a grant of a security interest therein would violate or invalidate such lease, license, or agreement, purchase money security interest or Capital Lease Obligation or similar arrangement or create a right of termination in favor of any party thereto (other than a Loan Party) after giving effect to the applicable anti-assignment provisions of the Uniform Commercial Code or other applicable Law, other than proceeds and receivables thereof the assignment of which is expressly deemed effective under applicable Law notwithstanding such prohibition, (H) ~~Equity~~more than 65% of the issued and outstanding Voting Interests of any Domestic Subsidiary whose only asset is the Equity Interests of Foreign Subsidiaries, (I) any real property with a fair market value of less than $1,000,000, (J) intercompany Indebtedness owed by any Subsidiary that is a CFC or is directly or indirectly owned by a CFC solely to the extent a pledge thereof could reasonably be expected to result in adverse tax consequences, or (K) “intent-to-use” trademark or service mark applications.  Each Grantor

SECTION 6.07 Severability. Any provision of this Agreement held to be invalid, illegal or unenforceable in any jurisdiction or with respect to any party hereto shall, as to such jurisdiction or such party, as the case may be, be ineffective to the extent of such invalidity, illegality or unenforceability without affecting the validity, legality and enforceability of the remaining provisions hereof; and the invalidity of a particular provision in a particular jurisdiction or with respect to a particular party shall not invalidate such provision in any other jurisdiction or with respect to any other Loan Party. The parties shall endeavor in good faith negotiations to replace the invalid, illegal or unenforceable provisions with valid provisions the economic effect of which comes as close as possible to that of the invalid, illegal or unenforceable provisions.

SECTION 6.08 Right of Set-Off. In addition to any rights and remedies of the Agents and the Lenders provided under applicable Law, upon the occurrence and during the continuance of any Event of Default, each Agent, each Lender, each Issuing Bank and each of their respective Affiliates is hereby authorized at any time, and from time to time, without notice to any Loan Party, to the fullest extent permitted by Law, to set off and apply any and all deposits (general or special, time or demand, provisional or final) at any time held and other obligations at any time owing by such Agent, such Lender, such Issuing Bank or such Affiliate to or for the credit or the account of any Grantor against any and all of the Obligations of such Grantor now or hereafter due and owing under the Loan Documents, irrespective of whether such Agent, such Lender or such Issuing Bank shall have made any demand under this Agreement or any other Loan Document and although such obligations may be contingent or unmatured or such obligations are owed to a branch or office of the Administrative Agent, such Lender or Issuing Bank different from the branch or office holding such deposit or obligated on such Indebtedness. Each Agent, each Lender and each Issuing Bank shall notify the Borrower and the Administrative Agent of such setoff and application; provided that any failure to give or any delay in giving such notice shall not affect the validity of any such setoff and application under this Section 11.  The rights of the each Agent, each Lender, each Issuing Bank and their respective Affiliates under this Section 11 are in addition to other rights and remedies (including other rights of setoff) that each Agent, such Lender, such Issuing Bank and their respective Affiliates may have.

SECTION 6.09 Governing Law; Jurisdiction.

 (a) THIS AGREEMENT SHALL BE CONSTRUED IN ACCORDANCE WITH AND GOVERNED BY THE LAWS OF THE STATE OF NEW YORK.
 (b) EACH PARTY HERETO HEREBY IRREVOCABLY AND UNCONDITIONALLY SUBMITS, FOR ITSELF AND ITS PROPERTY, TO THE EXCLUSIVE JURISDICTION OF THE SUPREME COURT OF THE STATE OF NEW YORK SITTING IN NEW YORK COUNTY AND OF THE UNITED STATES DISTRICT COURT OF THE SOUTHERN DISTRICT OF NEW YORK, AND ANY APPELLATE COURT FROM ANY THEREOF, IN ANY ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT, OR FOR RECOGNITION OR ENFORCEMENT OF ANY JUDGMENT, AND EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY AND UNCONDITIONALLY AGREES THAT ALL CLAIMS IN RESPECT OF ANY SUCH ACTION OR PROCEEDING MAY BE HEARD AND DETERMINED IN SUCH NEW YORK STATE OR, TO THE EXTENT PERMITTED BY LAW, IN SUCH FEDERAL COURT.  EACH OF THE PARTIES HERETO AGREES THAT A FINAL JUDGMENT IN ANY SUCH ACTION OR PROCEEDING SHALL BE CONCLUSIVE AND MAY BE ENFORCED IN OTHER JURISDICTIONS BY SUIT ON THE JUDGMENT OR IN ANY OTHER MANNER PROVIDED BY LAW. NOTHING IN THIS AGREEMENT ANY LOAN DOCUMENT SHALL AFFECT ANY RIGHT THAT THE ADMINISTRATIVE AGENT, ANY ISSUING BANK OR ANY LENDER MAY OTHERWISE HAVE TO BRING ANY ACTION OR PROCEEDING RELATING TO THIS AGREEMENT OR ANY LOAN DOCUMENT AGAINST

Exhibit C

Guarantee Agreement Amendments

Section 10. No Waiver; Remedies. No failure on the part of any Secured Party to exercise, and no delay in exercising, any right hereunder shall operate as a waiver thereof; nor shall any single or partial exercise of any right hereunder preclude any other or further exercise thereof or the exercise of any other right.  The remedies herein provided are cumulative and not exclusive of any remedies provided by law.

Section 11. Right of Set-off. In addition to any rights and remedies of the Agents and the Lenders provided under applicable Law, upon the occurrence and during the continuance of any Event of Default, each Agent, each Lender, each Issuing Bank and each of their respective Affiliates is hereby authorized at any time, and from time to time, without notice to any Loan Party, to the fullest extent permitted by Law, to set off and apply any and all deposits (general or special, time or demand, provisional or final) at any time held and other obligations at any time owing by such Agent, such Lender, such Issuing Bank or such Affiliate to or for the credit or the account of any Guarantor against any and all of the Obligations of such Guarantor now or hereafter due and owing under the Loan Documents, irrespective of whether such Agent, such Lender or such Issuing Bank shall have made any demand under this Agreement or any other Loan Document and although such obligations may be contingent or unmatured or such obligations are owed to a branch or office of the Administrative Agent, such Lender or Issuing Bank different from the branch or office holding such deposit or obligated on such Indebtedness. Each Agent, each Lender and each Issuing Bank shall notify the Borrower and the Administrative Agent of such setoff and application; provided that any failure to give or any delay in giving such notice shall not affect the validity of any such setoff and application under this Section 11.  The rights of the each Agent, each Lender, each Issuing Bank and their respective Affiliates under this Section 11 are in addition to other rights and remedies (including other rights of setoff) that each Agent, such Lender, such Issuing Bank and their respective Affiliates may have.

Section 12. Severability. Any provision of this Agreement held to be invalid, illegal or unenforceable in any jurisdiction or with respect to any party hereto shall, as to such jurisdiction or such party, as the case may be, be ineffective to the extent of such invalidity, illegality or unenforceability without affecting the validity, legality and enforceability of the remaining provisions hereof; and the invalidity of a particular provision in a particular jurisdiction or with respect to a particular party shall not invalidate such provision in any other jurisdiction or with respect to any other Loan Party.

Section 13. ~~Section 12.~~ Indemnification. (a)Without limitation of any of its obligations under the other Loan Documents, each Guarantor agrees to indemnify the Administrative Agent and the other Indemnitees (as defined in Section 9.03(b) of the Credit Agreement) as if Section 9.03 of the Credit Agreement was set out in full herein and references to “Borrower” therein were references to each Guarantor, and each Guarantor hereby waives all liabilities against Administrative Agent and each Secured Party as if Indemnitees and the other Secured Parties to the extent set forth in Section 9.03 of the Credit Agreement.

 (b) Without prejudice to the survival of any of the other agreements of any Guarantor under this Agreement or any of the other Loan Documents, the agreements and obligations of each Guarantor contained in Section 1(a) (with respect to enforcement expenses), the last sentence of Section 2, Section 5 and this Section 12 shall survive the payment in full of the Guaranteed Obligations and all of the other amounts payable under this Agreement.

 Section 14. ~~Section 13.~~ Subordination. Each Guarantor hereby subordinates any and all debts, liabilities and other obligations owed to such Guarantor by each other Loan Party (the “Subordinated Obligations”) to the payment in full in cash of the Guaranteed Obligations (other than contingent obligations for which no claim or other demand has been made) to the extent and in the manner hereinafter set forth in this Section 13:

(a) Prohibited Payments, Etc. Except upon notice given by the Administrative Agent to the relevant Guarantor following the occurrence and during the continuance of any Default under Section 7.01(h) or 7.01(i) of the Credit Agreement (including the commencement and continuation of any proceeding under any Debtor Relief Law relating to any other Loan Party) or any other Event of Default pursuant to Section 7.01 of the Credit Agreement, each Guarantor may receive regularly scheduled payments from any other Loan Party on account of the Subordinated Obligations.  Upon delivery by the Administrative Agent of the notice referred to in the immediately preceding sentence, unless the Administrative Agent otherwise agrees, no Guarantor shall demand, accept or take any action to collect any payment on account of the Subordinated Obligations.

(b) Turn-Over. Upon notice given by the Administrative Agent to the relevant Guarantor following the occurrence and during the continuance of any Default under Section 7.01(h) or 7.01(i) of the Credit Agreement (including the commencement and continuation of any proceeding under any Debtor Relief Law relating to any other Loan Party) or any other Event of Default pursuant to Section

7.01 of the Credit Agreement, each Guarantor shall, if the Administrative Agent so requests, collect, enforce and receive payments on account of the Subordinated Obligations for the benefit of the Secured Parties and deliver such payments to the Administrative Agent on account of the Guaranteed Obligations (including all Post Petition Interest, as defined below), together with any necessary endorsements or other instruments of transfer, but without reducing or affecting in any manner the liability of such Guarantor under the other provisions of this Agreement.

(c) Administrative Agent Authorization. Upon notice given by the Administrative Agent to the relevant Guarantor following the occurrence and during the continuance of any Default under Section 7.01(h) or 7.01(i) of the Credit Agreement (including the commencement and continuation of any proceeding under any Debtor Relief Law relating to any other Loan Party) or any other Event of Default pursuant to Section 7.01 of the Credit Agreement, the Administrative Agent is authorized and empowered (but without any obligation to do so), in its discretion, (i) in the name of each Guarantor, to collect and enforce and to submit claims in respect of, Subordinated Obligations and to apply any amounts received thereon to the Guaranteed Obligations (including any and all Post Petition Interest),

(d) Prior Payment of Guaranteed Obligations. In any proceeding under any Debtor Relief Law relating to any other Loan Party, each Guarantor agrees that the Secured Parties shall be entitled to receive payment in full in cash of the Guaranteed Obligations (other than contingent obligations for which no claim or other demand has been made) (including all interest and expenses accruing after the commencement of a proceeding under any Debtor Relief Law, whether or not constituting an allowed claim in such proceeding (“Post Petition Interest”)) before such Guarantor receives payment of any Subordinated Obligations.

Section 15. ~~Section 14.~~ Continuing Guarantee; Assignments under the Credit Agreement. This Agreement is a continuing guarantee and shall (a) remain in full force and effect until the Termination Date at which time it shall automatically terminate, (b) be binding upon each Guarantor, its successors and assigns and (c) inure to the benefit of and be enforceable by the Secured Parties and their successors, transferees and assigns. Without limiting the generality of clause (c) of the immediately preceding sentence, any Secured Party may assign or otherwise transfer all or any portion of its rights and obligations under the Credit Agreement (including, without limitation, all or any portion of its Commitments and the Loans owing to it and the Note or Notes held by it) to any other Person as permitted pursuant to the Credit Agreement, and such other Person shall thereupon become vested with all the benefits in respect thereof granted to such Secured Party herein or otherwise, in each case in accordance with and to the extent provided in Section 9.04 of the Credit Agreement. No Guarantor shall have the right to assign its rights hereunder or any interest herein without the prior written consent of the Secured Parties.

Section 16. ~~Section 15.~~ Execution in Counterparts. This Agreement and each amendment, waiver and consent with respect hereto may be executed in any number of counterparts and by different parties thereto in separate counterparts, each of which when so executed shall be deemed to be an original and all of which taken together shall constitute one and the same agreement.  Delivery of an executed counterpart of a signature page to this Agreement by facsimile or other electronic transmission shall be effective as delivery of an original executed counterpart of this Agreement.

Section 17. ~~Section 16.~~ Governing Law; Jurisdiction; Waiver of Jury Trial, Etc. (a) THIS AGREEMENT SHALL BE CONSTRUED IN ACCORDANCE WITH AND GOVERNED BY THE LAWS OF THE STATE OF NEW YORK.

 (b) EACH PARTY HERETO HEREBY IRREVOCABLY AND UNCONDITIONALLY SUBMITS, FOR ITSELF AND ITS PROPERTY, TO THE EXCLUSIVE JURISDICTION OF THE SUPREME COURT OF THE STATE OF NEW YORK SITTING IN NEW YORK COUNTY AND OF THE UNITED STATES DISTRICT COURT OF THE SOUTHERN DISTRICT OF NEW YORK, AND ANY APPELLATE COURT FROM ANY THEREOF, IN ANY ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT, OR FOR RECOGNITION OR ENFORCEMENT OF ANY JUDGMENT, AND EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY AND UNCONDITIONALLY AGREES THAT ALL CLAIMS IN RESPECT OF ANY SUCH ACTION OR PROCEEDING MAY BE HEARD AND DETERMINED IN SUCH NEW YORK STATE OR, TO THE EXTENT PERMITTED BY LAW, IN SUCH FEDERAL COURT.  EACH OF THE PARTIES HERETO AGREES THAT A FINAL JUDGMENT IN ANY SUCH ACTION OR PROCEEDING SHALL BE CONCLUSIVE AND MAY BE ENFORCED IN OTHER JURISDICTIONS BY SUIT ON THE JUDGMENT OR IN ANY OTHER MANNER PROVIDED BY LAW. NOTHING IN THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT SHALL AFFECT ANY RIGHT THAT THE ADMINISTRATIVE AGENT, ANY ISSUING BANK OR ANY LENDER MAY OTHERWISE HAVE TO BRING ANY ACTION OR PROCEEDING RELATING TO THIS AGREEMENT OR ANY LOAN DOCUMENT AGAINST EACH GUARANTOR OR THEIR RESPECTIVE PROPERTIES IN THE COURTS OF ANY JURISDICTION.
 (c) EACH PARTY HERETO HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES, TO THE FULLEST EXTENT IT MAY LEGALLY AND EFFECTIVELY DO SO, ANY OBJECTION THAT IT MAY NOW OR HEREAFTER HAVE TO THE LAYING OF VENUE OF ANY SUIT, ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY LOAN DOCUMENT IN ANY COURT REFERRED TO IN THIS SECTION 16. EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY LAW, THE DEFENSE OF AN INCONVENIENT FORUM TO THE MAINTENANCE OF SUCH ACTION OR PROCEEDING IN ANY SUCH COURT.
 (d) EACH PARTY HERETO HEREBY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY LEGAL PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO ANY LOAN DOCUMENT OR THE TRANSACTIONS CONTEMPLATED THEREBY (WHETHER BASED ON CONTRACT, TORT OR ANY OTHER THEORY). EACH PARTY HERETO (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD